UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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AMERICAN WATER WORKS COMPANY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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AMERICAN WATER WORKS COMPANY, INC.

March 25, 2014

Dear American Water Stockholder:

I am pleased to invite you to attend American Water’s 2014 Annual Meeting of Stockholders on Friday, May 9, 2014. The meeting will be held at 10:00 a.m., Eastern Daylight Time, at The Mansion, 3000 Main Street, Voorhees, New Jersey 08043. For your convenience, we are providing a live webcast (audio only) of the meeting at www.amwater.com. Instructions on accessing the webcast are explained in detail on page 2.

The materials accompanying this letter include a formal notice of the meeting and the proxy statement. The proxy statement provides information on, among other things, American Water’s corporate governance, the Company’s executive compensation program, and the matters to be voted on at the meeting. We believe that matters addressed in the proxy statement reflect American Water’s commitment to strong governance processes, including independent and active board oversight, accountability to stockholders, transparent disclosure and compliance with regulatory responsibilities.

The American Water board of directors’ commitment to sound corporate governance is illustrated by a number of practices adopted in recent years:

•	Our Chairman of the Board is an independent director;

•	We have instituted a majority vote standard for election of directors;

•	We have a policy mandating independence for the Compensation Committee’s compensation consultant;

•	We have an annual advisory vote to approve our executive compensation; and

•	Stockholders have direct and confidential access to the board of directors through our email address: contacttheboard@amwater.com

We believe that these steps, and other effective governance practices described in this proxy statement, as well as American Water’s largely performance-based executive compensation program, exhibit our proactive approach to governance. We encourage you to learn more about our governance practices by reading the proxy statement and visiting the Investor Relations page on our website at www.amwater.com.

It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares in advance of the Annual Meeting by using one of the methods described in the accompanying proxy materials.

We will set aside time at the meeting for discussion of each item of business, and American Water’s management will report on the Company’s performance during the last fiscal year and respond to questions from stockholders. If you will need special assistance at the meeting because of a disability, please contact Kellye L. Walker, Chief Administrative Officer, General Counsel and Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey 08043, or Investor Relations via email at aw.investorrelations@amwater.com or by telephone at (877) 310-7174.

Thank you for your support and continued interest in American Water.

Sincerely,

George MacKenzie
Chairman of the Board

American Water Works Company, Inc.

1025 Laurel Oak Road

Voorhees, New Jersey 08043

NOTICE OF

2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 9, 2014

The Annual Meeting of Stockholders of American Water Works Company, Inc. (the “Company”) will be held at The Mansion, 3000 Main Street, Voorhees, New Jersey 08043, on Friday, May 9, 2014, at 10:00 a.m., Eastern Daylight Time to consider and take action on the following:

1.	election to the board of directors of the eight nominees named in the proxy statement to serve until the next annual meeting of stockholders or until their successors are elected and qualified;

2.	ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	an advisory vote to approve our executive compensation; and

4.	such other business, if any, as may properly be brought before the meeting or any adjournment or postponement of the meeting.

Holders of record of our outstanding common stock as of the close of business on March 17, 2014, are entitled to vote at the meeting.

By Order of the Board of Directors

Kellye L. Walker
Chief Administrative Officer,
General Counsel and Secretary

March 25, 2014

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. It is important that your shares of common stock be represented on the important issues presented at the meeting and we encourage you to vote in the method that best suits you. If you are unable to join us in Voorhees on May 9, 2014, you will have the ability to participate and cast your vote electronically on the Internet during the meeting at www.virtualshareholdermeeting.com/awk2014. Investors will also be able to hear a live audio-only webcast of the meeting by visiting our Investor Relations website at www.amwater.com. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail (or, if you received printed proxy materials, on the enclosed proxy card), and the section entitled “Questions and Answers about the Annual Meeting and Voting” beginning on page 1 of this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 9, 2014: The proxy statement and 2013 Annual Report (which includes our annual report on Form 10-K for the year ended December 31, 2013) are available at the Investor Relations section of the Company’s web site at www.amwater.com.

AMERICAN WATER WORKS COMPANY, INC

PROXY STATEMENT

i

AMERICAN WATER WORKS COMPANY, INC.

1025 Laurel Oak Road

Voorhees, New Jersey 08043

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Our board of directors is soliciting your proxy to vote at our 2014 Annual Meeting of Stockholders (or any adjournment or postponement of the Annual Meeting). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

In accordance with rules of the Securities and Exchange Commission, which we refer to as the “SEC,” most of our stockholders are receiving a Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice,” rather than a printed copy of our proxy materials. Our proxy materials consist of this proxy statement, a proxy card and our annual report to stockholders, which includes our Form 10-K for the year ended December 31, 2013, and a letter from our President and CEO. We are making these materials available to our stockholders beginning on or about March 25, 2014. More information is provided in the following set of questions and answers, including information on how to receive by mail, free of charge, paper copies of the proxy materials.

When and where will the Annual Meeting be held?

The date, time and place of our 2014 Annual Meeting of Stockholders are set forth below:

DATE:	Friday, May 9, 2014

TIME:	10:00 a.m. (Eastern Daylight Time)

PLACE:	The Mansion 3000 Main Street Voorhees, New Jersey 08043

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and take action upon the matters outlined in the Notice of Meeting:

•	election to the board of directors of the eight nominees named in this proxy statement to serve until the next annual meeting of stockholders or until their successors are elected and qualified;

•	ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

•	an advisory vote to approve our executive compensation; and

•	such other business, if any, as may properly come before the meeting and any adjournment or postponement of the meeting.

American Water’s management will also report on the Company’s performance during the last fiscal year and respond to questions from stockholders.

Who is entitled to vote at the Annual Meeting?

Stockholders of record who owned American Water common stock at the close of business on March 17, 2014, the record date, are entitled to vote. As of the record date, there were 178,701,315 shares of American Water common stock outstanding.

What is required to attend the Annual Meeting?

You will need an admission card and photo identification to enter the Annual Meeting. To obtain an admission card, which will be mailed to you prior to the meeting, please follow the advance registration instructions on the back inside cover of this proxy statement. If your shares are not registered in your own name, you must provide, at the entrance to the Annual Meeting, evidence of your stock ownership as of March 17, 2014. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement.

To attend the Annual Meeting on the Internet, visit www.virtualshareholdermeeting.com/awk2014. To enter the meeting and vote, you must use your 12-digit Control Number printed on your proxy card. Stockholders of record will be able to vote their shares electronically. Questions submitted online, but not answered during the meeting, will be addressed within the next business day following the meeting.

If you have a disability, we can provide reasonable assistance to help you participate in the meeting. If you plan to attend the meeting and require assistance, please contact Kellye L. Walker, Chief Administrative Officer, General Counsel and Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey, 08043, or Investor Relations by email at aw.investorrelations@amwater.com or by telephone at (877) 310-7174, at least one week prior to our meeting.

Will there be a public webcast of the Annual Meeting?

Yes. The Annual Meeting will be webcast, in audio-only format, live to the public via the Internet on Friday, May 9, 2014, beginning at 10:00 a.m., Eastern Daylight Time. Accessing the webcast will enable you to hear the speakers on a live basis.

The webcast may be accessed on our website at www.amwater.com. Click on “Investors Relations” at the top of the page, and follow the Annual Meeting webcast link under Upcoming Events. Minimum requirements to listen to this broadcast online are: Windows Media Player software, downloadable at www.microsoft.com/windows/windowsmedia/download/default.asp, and at least a 28K connection to the Internet.

To listen to the live webcast, please go to the website at least 30 minutes early to download and install any necessary software. If you plan to listen online, we suggest that you test your computer’s access to Windows Media Player by visiting the above URL one week prior to the meeting date.

If you are unable to listen online during the meeting, the event will be archived on the Company’s website at the same website address through June 9, 2014.

What are the board of directors’ recommendations regarding the matters to be acted on at the Annual Meeting?

The board of directors recommends a vote:

•	FOR the election of all director nominees named in this proxy statement;

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	FOR the approval, on an advisory basis, of our executive compensation.

What is e-proxy, and why is American Water using it?

E-proxy is the informal name for a process permitted by SEC rules. Under this process, a company can make its proxy materials available to some or all of its stockholders over the Internet, instead of mailing paper copies of the proxy materials to every stockholder. We are using e-proxy to distribute proxy materials to some of our stockholders because it will reduce our printing and mailing costs and reduce the consumption of paper and other resources.

How do I access the proxy materials on the Internet?

A Notice has been mailed to some of our stockholders. The Notice has instructions on how to access our proxy materials on the Internet.

I received the Notice, but I prefer to read my proxy materials on paper—can I get paper copies?

Yes. The Notice has instructions on how to request paper copies by telephone, e-mail or on the Internet. We will send, free of charge, printed materials by first class mail within three business days of receiving your request, either directly or through your bank or broker. If you so indicate in your request, you also will receive the materials in paper form with respect to future stockholder meetings.

I previously consented to the electronic delivery of proxy materials—will I continue to receive them via e-mail?

Yes. If you have already elected to receive proxy materials electronically, you will continue to receive them that way.

How many votes do I have?

Each outstanding share of American Water common stock is entitled to one vote. The number of shares you own is reflected on your proxy card.

Is there a difference between holding shares “of record” and holding shares in “street name”?

Yes. If your shares are registered directly in your name, you are considered to be the stockholder “of record” with respect to those shares, and either the Notice or paper copies of the proxy materials are being sent directly to you by American Water. If your shares are held in the name of a bank or broker, then you are considered to hold those shares in “street name.” In that case, the Notice is being sent to you or paper copies of the proxy materials are being forwarded to you by or on behalf of your bank or broker.

How many votes must be present to hold the Annual Meeting?

A quorum of shares outstanding is necessary to hold a valid meeting. The presence at the meeting, in person or by proxy, of the holders of record of a majority of the shares entitled to vote constitutes a quorum.

How can I vote my shares?

If you are a holder of record, you may vote in person at the Annual Meeting or you may designate another person—your proxy—to vote your stock. The written document used to designate someone as your proxy also is called a proxy or proxy card. We urge you to vote your shares by proxy even if you plan to attend the Annual Meeting. You can change your vote at the meeting. If you are a stockholder of record, you can vote by proxy over the Internet or by telephone, or by submitting your proxy by mail.

If your shares are held in “street name,” then you may give voting instructions in the manner provided by your bank or broker. Please note that New York Stock Exchange rules prohibit your broker from voting on the election of directors and the advisory vote on executive compensation, unless you provide voting instructions. Therefore, if you do not provide voting instructions to your bank or broker, your shares may be voted only on the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent public accounting firm.

If I want to vote my shares in person at the Annual Meeting, what must I do?

If you attend the Annual Meeting, hold your shares directly in your own name, and wish to vote in person rather than by proxy, we will give you a ballot when you arrive. However, if you hold your shares in street name, you must obtain a proxy from your broker or bank assigning to you the right to vote your shares. You must submit your proxy with your ballot to vote your shares in person.

If I want to vote my shares electronically during the Annual Meeting, what must I do?

If you attend the Annual Meeting online, you will need to provide your 12-Digit Control Number, located on your proxy card, which identifies you as a stockholder of record. Stockholders voting via the Internet will need to follow the instructions at www.proxyvote.com or www.virtualshareholdermeeting.com/awk2014 in order to vote. Votes submitted in person or via the Internet by a stockholder will revoke any previous votes submitted by proxy.

What are my choices when voting?

You may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to each of the director nominees specified in this proxy statement for election as directors. You also may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to each of the other proposals. If you sign and return a proxy card, one of the individuals named on the proxy card will vote your shares as you have directed.

What if I do not specify how I want my shares voted?

If you are a stockholder of record and return a signed proxy card, or if you give your proxy by telephone or over the Internet, but do not provide voting instructions, one of the individuals named on your proxy card will vote your shares in accordance with the board’s recommendations described above. Please see the discussion below under “What vote is required to elect directors?” and “What vote is required to approve the other proposals?” for further information on the voting of shares.

How can I revoke my proxy or substitute a new proxy or change my vote?

If you are a record holder, you can revoke your proxy as follows:

For a proxy submitted by internet or telephone

•	Submitting in a timely manner a later-dated proxy in person at the meeting or through the Internet or by telephone; or

•	Voting in person at the Annual Meeting.

For a proxy submitted by mail

•	Subsequently executing and mailing another proxy card bearing a later date; or

•	Giving written notice of revocation to American Water’s Secretary at 1025 Laurel Oak Road, Voorhees, NJ 08043 that is received by the Secretary prior to the Annual Meeting;

•	Voting in person at the Annual Meeting; or

•	Casting your vote at the Virtual Stockholder Meeting during the live meeting before the polls are closed. See “What is required to attend the Annual Meeting” for information on voting at the Virtual Stockholder Meeting.

If your shares are held in street name, contact your bank or broker.

What vote is required to elect directors?

Directors will be elected by the vote of the majority of votes cast. For this purpose, a majority of the votes cast means that the number of shares voted for a director must exceed the number of shares voted against the director.

What vote is required to approve other proposals?

Approval of other proposals requires the affirmative vote of a majority of the votes cast at the meeting. Abstentions are counted as votes “against” a proposal, and broker non-votes are not counted as votes for or against the proposals. A “broker non-vote” occurs when a broker holding shares for the account of a beneficial owner is not permitted to vote on a matter because the broker has not received voting instructions from the beneficial owner. Under New York Stock Exchange rules, brokers are not permitted to vote on the election of directors and the advisory vote on executive compensation; brokers may vote on these matters only if you provide voting instructions.

Who counts the votes?

A representative from Broadridge Financial Solutions, Inc., an investor communications service, will serve as our inspector of election. In that capacity, Broadridge will tabulate the votes and certify the results.

How do I obtain the voting results?

Preliminary voting results will be announced at the Annual Meeting, and a webcast of our meeting will be archived on the Events and Presentation page which can be accessed through our Investor Relations page at www.amwater.com through June 9, 2014. Preliminary or, if then available, final voting results will be published in a Current Report on Form 8-K that we will file with the SEC within four business days after the meeting ends. If only preliminary voting results are available within four business days following the meeting date, we will file an amendment to the Form 8-K to provide final voting results within four business days following the receipt of those results. A copy of the Form 8-K and any amendment that we file will be available on the SEC Filings page of our web site after it is filed with the SEC, or can be obtained by calling Investor Relations at (877) 310-7174 and requesting a copy. To access the SEC Filings page, click on the Financial Reports link on our Investor Relations page and then click on the link that says “SEC filings.”

Can American Water deliver only one set of Annual Meeting materials to multiple stockholders who share the same address?

Yes. The SEC’s rules regarding the delivery to stockholders of Notices and annual reports permit us or an intermediary such as a broker to deliver a single copy of these documents to an address shared by two or more of our stockholders. This method of delivery is called “householding,” and can significantly reduce printing and mailing costs. It also reduces the volume of mail you receive. This year, you may receive only one Notice, or if applicable, one proxy statement and Annual Report to Stockholders, addressed to multiple stockholders sharing a single address, unless you provide instructions to the contrary. If you would like to receive more than one copy of the Notice, or if applicable, the proxy statement and our Annual Report to Stockholders, or if you receive multiple copies of some or all of these materials and would prefer to receive a single copy, you should submit a request to your broker if your shares are held in a brokerage account or to Kellye L. Walker, Chief Administrative Officer, General Counsel and Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey, 08043, telephone: (856) 346-8200, if the shares are registered in your name. We will send promptly additional copies of the relevant materials following our receipt of a written or oral request for additional copies. The same phone number and address may be used to notify us that you wish to receive a separate Notice, or if applicable, annual report or proxy statement in the future, or to request delivery of a single copy of the Notice, or if applicable, annual report or proxy statement if you are receiving multiple copies.

Who will pay the costs for proxy solicitation?

We will pay the costs of the solicitation of proxies. We will also pay the fees of brokerage firms and other nominees of beneficial owners associated with their provision of the Notice, forwarding of proxy materials to beneficial owners and obtaining beneficial owners’ voting instructions.

In addition to soliciting by e-proxy and by mail, our directors, officers and employees also may solicit by telephone, telecopy or in person. We will pay for the cost of these solicitations, but these individuals will receive no additional compensation for their solicitations.

(Proposal 1)

ELECTION OF DIRECTORS

Our board currently consists of nine directors. All of our current directors, other than Jeffry E. Sterba and Stephen P. Adik, have been nominated for election this year to hold office until the 2015 Annual Meeting of Stockholders or until their successors are elected and qualified. In addition, Susan N. Story, our Senior Vice President and Chief Financial Officer, who has been designated by the board to become our President and Chief Executive Officer immediately following the Annual Meeting, has been nominated for election to the board, also to hold office until the 2015 Annual Meeting of Stockholders or until her successor is duly elected and qualified. The board of directors believes that these nominees will be able to serve as directors if elected. If a nominee is not able to serve, proxies will be voted for another person nominated by the board of directors, unless the board of directors reduces the number of directors.

Jeffry E. Sterba, our current President and Chief Executive Officer, will cease to serve in that capacity following the Annual Meeting. He will continue to serve as an adviser to Ms. Story until January 1, 2015. Mr. Sterba has served as our President and Chief Executive Officer and as a director since August 2010, and we are grateful for his outstanding service to American Water and its stockholders.

Stephen P. Adik, a member of our board since June 2009, will not be standing for election this year. We thank him for his service to American Water and its stockholders.

Our bylaws require that in order to be elected in an uncontested election, a director nominee must receive a majority of the votes cast (for this purpose, a majority of the votes cast means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Seven of our director nominees are currently serving on the board of directors. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the board of directors. Under our bylaws and corporate governance guidelines, each incumbent director nominee submits, prior to an annual meeting of stockholders, a contingent resignation that the board of directors may accept if stockholders do not re-elect the director. In that situation, our nominating/corporate governance committee would make a recommendation to the board of directors on whether to accept or reject the resignation, or whether to take other action. The board of directors would act on the resignation, taking into account the nominating/corporate governance committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results were certified.

Nominees for Election as Directors

Martha Clark Goss, 64, Director since 2003

Ms. Clark Goss has been a member of our board of directors since October 2003, and she has served as Chair of the audit committee since December 2005. She also serves on the finance committee. Ms. Clark Goss has served on the board of trustees of the Neuberger Berman Mutual Funds since 2007, where she served as vice chair of the audit committee from 2001 to 2013 and now serves as chair of the governance and nominating committee since 2014. Ms. Clark Goss has served as Chief Operating Officer and Chief Financial Officer of Amwell Holdings/Hopewell Holdings LLC, a holding company and investment vehicle for investments in healthcare related companies, since 2003. From March 2008 until October 2010 she served on the board of Parsons Brinckerhoff, Inc., where she also served as chair of the finance committee and served on the audit and governance and nominating committees. From July 2006 to March 2009, she served as the non-executive Chair of Channel Reinsurance Ltd. From February 2005 until May 2007 she served on the board of Claire’s Stores Inc. where she served as chair of the compensation committee and as a member of the audit and governance and nominating committees. From July 2005 until May 2011 she served as a director of Ocwen Financial, where she served on the audit and governance and nominating committees. Previously, Ms. Clark Goss served as Chief Financial Officer of The Capital Markets Company from 1999 until 2001, Chief Financial Officer of Booz-Allen & Hamilton from 1995 to 1999 and in various senior executive positions at Prudential Insurance Company from 1981 until 1995, including President of Prudential Power Funding Associates, the investment arm of Prudential responsible for its portfolio of assets in electric and gas utilities and alternative energy projects, and Treasurer of Prudential. She began her career at The Chase Manhattan Bank. Ms. Clark Goss received a Bachelor of Arts degree from Brown University and an MBA degree from The Harvard Business School. She served as a Trustee and Treasurer of Brown University from 1987 to 1998 and remains a Trustee Emerita, and she is currently a member of the Board of the Museum for American Finance. She is a member and Past President of the Financial Women’s Association of New York and is a member of The Committee of 200, a women’s professional organization.

Ms. Clark Goss’ extensive financial, investment, and governance experience provides valuable insights to both our audit committee and our board. In addition, her experience as President of an investment subsidiary of Prudential, responsible for substantial investments in electric and gas public utilities and alternative energy projects, enables her to share with the board her considerable knowledge regarding public utilities.

____________________

Julie A. Dobson, 57, Director since 2009

Ms. Dobson has been a member of our board of directors since June 2009. She most recently served as Chief Operating Officer and one of the founding principals of TeleCorp PCS, a wireless/mobile phone company serving more than a million customers when sold to AT&T Wireless in 2002. Prior to her tenure at TeleCorp PCS, Ms. Dobson served in a variety of leadership positions during an almost 20 year career with Bell Atlantic Corporation, now known as Verizon Communications, Inc., including President of the New York Region of Bell Atlantic Mobile, vice president of Bell Atlantic Enterprises Corporation, and President and Chief Executive Officer of Bell Atlantic Business Systems International. Ms. Dobson currently serves on the board of directors of PNM Resources, Inc. where she serves as lead director and serves on the audit and compensation and human resources committees. She also serves on the board of directors of Safeguard Scientifics, Inc., where she chairs the compensation committee and serves on the nominating and governance committee, and the board of directors of RadioShack Corporation, where she chairs the management development and compensation committee. In addition, until January 2010, Ms. Dobson served on the board of directors of LCC International, Inc., where she was non-executive Chairman of the Board and served on the audit, finance, compensation and nominating and governance committees at various times during her tenure. Ms. Dobson earned her MBA from the University of Pittsburgh and a Bachelor of Science degree from the College of William and Mary.

Ms. Dobson’s executive experience with both regulated and unregulated subsidiaries of a major telecommunications company provides her with a substantive understanding of a variety of issues confronting our business, which includes both regulated and unregulated operations. Specifically, her experience includes management over several initiatives to expand deregulated lines of business, which enables her to assess similar expansion efforts relating to our market-based businesses. Her involvement in strategic planning and mergers and acquisitions at Bell Atlantic also enables her to provide insights with respect to our acquisition strategy.

____________________

Paul J. Evanson, 72, Director since 2013

Mr. Evanson has been a member of our board of directors since March 2013. Mr. Evanson served as Chairman, Chief Executive Officer and President of Allegheny Energy, Inc., a company engaged in the operation of three electric public utility companies and in merchant power generation operations, from 2003 until the company’s merger with FirstEnergy Corp. in February 2011. Following the merger, he served as Executive Vice Chair of FirstEnergy until his retirement in May 2011. Mr. Evanson previously served as President of Florida Power & Light Company, and president of Lynch Corporation. He also held leadership positions with Moore McCormack Resources and Arthur Anderson & Co. He served as Chairman of the Board of the Florida Reliability Coordinating Council, a non-profit company whose purpose is to ensure and enhance the reliability and adequacy of bulk electricity in Florida. In addition, he served on the board of directors of Edison Electric Institute, an association of shareholder-owned electric companies, and North American Electricity Reliability Council, a group that was formed in 1968 by electric companies to promote the reliability and adequacy of power supplies. Mr. Evanson received a Bachelor of Business Administration degree from St. John’s University, a Juris Doctor degree from Columbia Law School, and Master of Laws degree from New York University School of Law. He also received a Doctor of Commercial Science degree (honorary) from St. John’s University.

Mr. Evanson’s extensive executive experience in the electric industry, including his leadership of a company with both significant regulated and unregulated operations, enables him to provide important insights regarding various aspects of our business, which includes both regulated and unregulated operations. In addition, his success in addressing difficult financial conditions upon assuming leadership at Allegheny Energy underscores his ability to provide valuable perspectives with respect to strategic planning, finance and risk management matters.

____________________

Richard R. Grigg, 65, Director since 2008

Mr. Grigg has been a member of our board of directors since August 2008. Mr. Grigg most recently served as Executive Vice President of FirstEnergy Corp. and President of FirstEnergy Utilities Group, a diversified energy company headquartered in Akron, Ohio, until his retirement in March 2010. The business unit he led included FirstEnergy’s Energy Delivery Group, which includes seven electric utility operating companies in Ohio, Pennsylvania and New Jersey, along with Customer Service and Federal Energy Regulatory Commission Compliance. He first joined FirstEnergy in 2004 as Executive Vice President and Chief Operating Officer. Prior to joining FirstEnergy, Mr. Grigg had a 34-year career at Wisconsin Energy Corporation, a public holding company, which we refer to as WEC, retiring as President and Chief Executive Officer of its subsidiary, WE Generation. He served in a variety of management positions at other WEC subsidiaries, including Wisconsin Electric Power Company and Wisconsin Gas Company, where he was President and Chief Operating Officer. Mr.Grigg also served as a director of WEC from 1995 to 2003. Mr. Grigg is currently Chairman of the Board of Trustees of the Akron Children’s Hospital and he also serves on the board of directors of Tangent Energy Solutions, Inc. Mr. Grigg is a former member of the board of directors of the Northeast Ohio Council on Higher Education, where he served as an associate member of The President’s Council, Cleveland, Ohio. Mr. Grigg was President and served on the board of the Association of Edison Illuminating Companies and is a member of the American Society of Mechanical Engineers. Mr. Grigg held professional engineer licenses in Ohio and Wisconsin.

Mr. Grigg’s long career as a public utility executive, including experience as a senior executive at two large public utilities, and his engineering and technical expertise, enables him to provide valuable insights to the board on regulated utility financial structures and regulatory considerations in several states, including Pennsylvania and New Jersey, where we have significant regulated operations.

____________________

Julia L. Johnson, 51, Director since 2008

Ms. Johnson has been a member of our board of directors since August 2008. Ms. Johnson is president of NetCommunications, LLC, a strategy consulting firm specializing in the communications, energy, and information technology public policy arenas. Ms. Johnson served on the Florida Public Service Commission from January 1992 until November 1999, serving as chairwoman from January 1997 to January 1999. Ms. Johnson has served on the board of directors of FirstEnergy Corp. since 2011, and the board of directors of Allegheny Energy, Inc. from 2003 until its merger with FirstEnergy Corp. in 2011. In addition, Ms. Johnson also serves on the board of directors of MasTec, Inc., a provider of telecommunications and energy infrastructure construction, and Northwestern Corporation, a provider of electricity and natural gas.

Ms. Johnson’s service on a state public service commission with regulatory oversight over Florida’s electric, telecommunications and water and wastewater industries, coupled with her current leadership of a firm specializing in regulatory analysis and legal strategy, enables her to provide a valuable perspective on regulatory and public policy matters affecting our operations.

____________________

George MacKenzie, 65, Director since 2003

Mr. MacKenzie has been a member of our board of directors since August 2003 and Chairman of our board since May 2006. In addition to his role with American Water, Mr. MacKenzie has served on the board of directors of Safeguard Scientifics, Inc. since February 2003, where he is a member of the audit committee, and Tractor Supply Co. since May 2007, where he also is a member of the audit committee. He previously served on the board of directors of C&D Technologies, Inc. from March 1999 until December 2010, Central Vermont Public Service Corp. from May 2001 to May 2006 and traffic.com from December 2005 to March 2007. He also serves on the board of directors of Weston Solutions, Inc., the Board of Trustees of the Medical Center of Delaware. Mr. MacKenzie previously served as Vice Chairman of the Board and Chief Financial Officer of Hercules Incorporated, a global manufacturer of chemical specialties, where he was employed from 1979 to 2001. During his 22-year career with Hercules, he served in a variety of senior management roles including President of the Chemical Specialty Division. From September 2001 to June 2002, Mr. MacKenzie was Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company, a specialty paper manufacturer.

Mr. MacKenzie’s extensive service on public company boards of directors enables him to provide valuable insights into our corporate governance. Moreover, his lengthy experience in operational and financial management enables him to provide useful insights on executive management considerations. His financial executive experience, coupled with his public accounting background, gives him an intimate knowledge of financial matters.

____________________

William J. Marrazzo, 64, Director since 2003

Mr. Marrazzo has been a member of our board of directors since October 2003. He has been the Chief Executive Officer and President of WHYY, Inc., a public television and radio company, since 1997. He served as Water Commissioner for the Philadelphia Water Department from 1971 to 1988 and Managing Director for the City of Philadelphia from 1983 to 1984. From 1988 to 1997, Mr. Marrazzo served as Chief Executive Officer of Roy F. Weston, Inc., an environmental and redevelopment firm that was a public company during his tenure. Mr. Marrazzo has been a member of the board of directors of Amerigas Partners, L.P. since April 2000, and currently serves on its audit and compensation committees.

Mr. Marrazzo’s distinguished public service career, including his responsibilities as Water Commissioner for the Philadelphia Water Department, one of the nation’s largest, which serves the Greater Philadelphia region by providing integrated water, wastewater and stormwater services, coupled with his executive experience at an environmental firm, enables him to assist the board in addressing water system, environmental and sustainability issues, as well as regulatory and public policy matters. Mr. Marrazzo’s experience as an executive of a public television and radio company enables him to assist the board in assessing our marketing and communications strategies. Moreover, his executive experience in both the public and private sector enables him to contribute meaningfully to board consideration of a variety of operational and financial matters.

____________________

Susan N. Story, 54

Ms. Story has been our Senior Vice President and Chief Financial Officer since April 2013. Previously, she was employed for over 30 years by Southern Company, which owns and operates electric utilities in four states, and also is engaged in electric wholesale generation and telecommunications, including both wireless and wireline, fiber optic communications. Ms. Story was an executive officer of Southern Company from 2003 until she joined the Company. In addition, from January 2011 until she joined the Company, she served as the President and Chief Executive Officer of Southern Company Services, which provides shared services for all of Southern Company’s subsidiaries, including information technology and cyber security efforts, human resources, procurement and supply chain management, marketing services, customer research and system transportation functions. From 2003 to December 2010, she was the President and Chief Executive Officer of Gulf Power Company, an electric utility serving the northwestern portion of Florida. Ms. Story is an independent board member of Raymond James Financial and serves on the boards of the Bipartisan Policy Center in Washington, DC and the Moffitt Cancer Center in Tampa, FL.

Ms. Story’s intimate knowledge regarding our operations, by virtue of her service as our Senior Vice President and Chief Financial Officer, enables her to provide valuable insights regarding our operations, as well as finance, administration and personnel matters. In addition, her long career at Southern Company, including her leadership role at Gulf Power Company, enables her to provide important insights on regulated utility operations, and her leadership experience at Southern Company Services enables her to provide meaningful insights on a variety of key areas pertaining to our operations, including information technology and human resources.

____________________

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Other Corporate Governance Documents

Our corporate governance guidelines, including guidelines relating to director qualification standards, director responsibilities, the committees of the board, director access to management, employees and independent advisors, director compensation and other matters relating to our corporate governance, are available on the Corporate Governance page of our website, which can be accessed by clicking on the Investor Relations link on our homepage, www.amwater.com. Also available on the Corporate Governance page are other corporate governance documents, including our Code of Ethics and the charters of the compensation committee, audit committee, finance committee and nominating/corporate governance committee.

You may also request a copy of these documents in printed form at no cost by writing to Kellye L. Walker, Chief Administrative Officer, General Counsel and Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey 08043, or by telephoning us at 856-346-8200.

Our website is not part of this proxy statement; references to our website address in this proxy statement are intended to be inactive textual references only.

Determination of Independence of Directors

The board of directors is, among other things, responsible for determining whether each of the directors is “independent” within the meaning of New York Stock Exchange, which we refer to as the “NYSE,” listing standards. In addition, the board of directors has adopted the following categorical standards to assist it in making independence determinations. Under these standards a director is not independent if:

•	the director is, or has been within the last three years, an employee of American Water, or an immediate family member of the director is, or has been within the last three years, an executive officer of American Water (employment as an interim CEO or other officer will not disqualify a director from being considered independent following that employment);

•	the director or an immediate family member of the director is a current partner of a firm that is our internal or external auditor; the director is a current employee of the firm; an immediate family member of the director is a current employee of the firm and personally works on our audit; or the director or an immediate family member of the director is a former partner or employee of such a firm and personally worked on our audit within the last three years;

•	the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

•	the director or an immediate family member of the director received, during any 12 month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). (Compensation received by a director for former service as an interim CEO or other executive officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as an employee of us (other than as an executive officer) need not be considered in determining independence under this standard);

•	the director is a current employee or holder of more than 10 percent of the equity of another company, or an immediate family member of the director is a current executive officer or holder of more than 10 percent of the equity of another company, that has made payments to, or received payments from, us in any of the last three fiscal years of the other company, that exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues; or

•	the director is a current executive officer of a charitable organization to which we have made charitable contributions in any of the charitable organization’s last three fiscal years that exceed the greater of $1 million or two percent of that charitable organization’s consolidated gross revenues.

For purposes of the categorical standards set forth above, (a) a person’s immediate family includes a person’s spouse, parents, children, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home, and (b) the term “executive officer” has the same meaning as specified for the term “officer” in regulations under Section 16 of the Securities Exchange Act of 1934.

The Company’s board of directors has affirmatively determined that each of Martha Clark Goss, Julie A. Dobson, Paul J. Evanson, Richard R. Grigg, Julia L. Johnson, George MacKenzie and William J. Marrazzo is independent.

Executive Sessions of Independent Directors

The board meets at regularly scheduled executive sessions without members of management present. Mr. MacKenzie, our board chairman, presides over these sessions.

Board Leadership Structure

Our corporate governance guidelines currently provide that the chairman of the board is to be an independent director. We believe that the oversight function of the board of directors is enhanced when an independent director, serving as chairman, is in a position to set the agenda for, and preside over, meetings of our board. We also believe that our leadership structure enhances the active participation of our independent directors.

Board Role in Risk Oversight

The board administers its risk oversight function principally through our finance committee and also through our audit committee and compensation committee. The finance committee oversees our enterprise risk management process. To gain an understanding of the magnitude of risks and to consider approval of risk management policies, the finance committee receives quarterly reports from management regarding our major financial and operational risk exposures and management’s activities to monitor and mitigate these exposures. In addition, our audit committee routinely discusses our policies with respect to risk assessment and risk management. To assist the audit committee in addressing these matters, the finance committee reports to audit committee at least annually regarding finance committee activities relating to enterprise risk management. In this regard, the chairman of the finance committee meets annually with management and the audit committee. The compensation committee also considers risk in the context of our incentive compensation programs and practices.

The board regularly receives reports with regard to the board committee risk assessments described above.

Board Role in Succession Planning

The board of directors believes that one of its primary responsibilities is planning for the succession of our CEO and other members of executive management.

Our corporate governance guidelines contemplate a collaborative effort between the board and CEO in connection with succession planning for our CEO and other executive officers. Specifically, the corporate governance guidelines provide that the CEO annually submits a succession plan for the CEO and other executive officers to the board for its review. The board retains full responsibility for CEO selection. The succession plan covers identification and assessment of internal candidates, development plans for internal candidates and, as appropriate, identification of external candidates.

The goal of our succession planning process is to identify executive talent at the Company and provide for continuity of effective leadership that can fulfill the long-term requirements of our business. Our corporate governance guidelines also call for the CEO to submit to the board annually an emergency succession plan if an unforeseen event prevents the CEO from continuing to serve.

Although the corporate governance guidelines contemplate an annual review and assessment process, consideration of management succession planning occurs throughout the year and involves regular interaction between and among the board, the CEO and management.

Code of Ethics

We have a Code of Ethics applicable to our directors, officers and employees. Among other things, the Code of Ethics is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in periodic reports we are required to file; and to promote compliance with applicable governmental laws, rules and regulations. The Code of Ethics provides for the prompt internal reporting of violations of the Code to an appropriate person identified in the Code and contains provisions regarding accountability for adherence to the Code. The Code of Ethics is available at the web site address listed above, or can be requested, free of charge, by writing to the Office of the Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey 08043. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Ethics by making disclosures concerning such matters available on the Investor Relations page of our website.

Assessment of Board and Committee Performance

The board conducts annual assessments regarding the performance of the board of directors and board committees.

Stockholder Communications to the Board

Stockholders may communicate directly with the board of directors or individual members of the board of directors by submitting written correspondence to American Water Board of Directors, 1025 Laurel Oak Road, Voorhees, New Jersey 08043 or via email: contacttheboard@amwater.com.

Our “whistleblower” policy prohibits American Water or any of its employees from retaliating or taking any adverse action against anyone for raising a concern in good faith. If an interested party nonetheless prefers to raise his or her concern to the board in a confidential or anonymous manner, the concern may be directed to our confidential ethics hotline at (877) 207-4888. Such matters raised on the hotline are investigated by the Ethics and Compliance Department and reviewed by the chair of the audit committee.

Board and Board Committee Meetings

During 2013, our board of directors held eight meetings. In addition, there were five audit committee meetings, ten compensation committee meetings, four nominating/corporate governance committee meetings and five finance committee meetings. Some of these meetings were conducted by telephone conference. All of the incumbent directors attended at least 75 percent of the total number of meetings of the board and board committees of which the director was a member during 2013. Although we do not have a formal policy regarding board member attendance at the annual meeting, we do encourage their attendance, and all of the directors attended last year’s annual meeting.

Committees of the Board of Directors

Our board of directors conducts its business through four standing committees: the audit committee, the compensation committee, the finance committee and the nominating/corporate governance committee. In addition, from time to time, special committees may be established under the direction of our board of directors. All of the current committees of the board are comprised of directors who have been determined by our board of directors to be independent under currently applicable listing standards of the NYSE, and in the case of members of the audit committee, to have satisfied additional independence requirements applicable to audit committee members. Each of the board’s four standing committees operates in accordance with the terms of a written charter, and each committee has the authority to retain outside advisors, including legal counsel or other experts, as it deems appropriate in its sole discretion and to approve the fees and expenses associated with such advisors.

The table below provides membership information for each board committee:

Director	Audit	Compensation	Nominating/ Corporate Governance	Finance
George MacKenzie**¿	¿	¿	¿	¿

Stephen P. Adik*	✓			✓

Martha Clark Goss*	Chair			✓

Julie A. Dobson**		✓	✓

Paul J. Evanson**		✓		✓

Richard R. Grigg			✓	Chair

Julia L. Johnson		✓	Chair

William J. Marrazzo*	✓	Chair

*	Audit Committee Financial Expert
**	Financial Expert
¿	Ex-Officio Member

Audit Committee

Our audit committee consists of Ms. Clark Goss (Chair) and Messrs. Adik and Marrazzo. Our board of directors has determined that each member of the audit committee is an “audit committee financial expert,” within the meaning of SEC regulations. The audit committee operates under a written charter, which is available at the website address provided above. The audit committee has responsibility for, among other things:

•	appointing the independent registered public accounting firm to audit the consolidated financial statements of American Water and its subsidiaries;

•	reviewing and discussing with management and the independent auditors the results of the audit of the consolidated financial statements;

•	reviewing any significant deficiency or material weakness in the design or operation of internal accounting controls identified by the independent auditors;

•	reviewing all alternative accounting treatments of financial information within generally accepted accounting principles that have been discussed with management;

•	reviewing and discussing SEC filings with management and, to the extent that such filings contain financial information, with the independent auditors;

•	discussing earnings press releases, as well as financial information and earnings guidance, if any, provided to analysts and ratings agencies;

•	at least annually, discussing with the chair of the finance committee and management, our policies with respect to risk assessment and risk management, our major financial risk exposures and the steps management has taken to monitor and control these exposures;

•	overseeing management’s ethics and compliance program and reviewing reports from our chief ethics and compliance officer;

•	overseeing the internal audit function and reviewing the reports of any internal auditor with respect to any financial safeguard problem that has not resulted in corrective action or otherwise been resolved to the internal auditors’ satisfaction; and

•	reviewing with the General Counsel any legal matter that could have a significant impact on our financial statements.

Compensation Committee

Our compensation committee consists of Messrs. Marrazzo (Chair) and Evanson and Mses. Dobson and Johnson. The compensation committee operates under a written charter, which is available at the website address provided above. The compensation committee has responsibility for, among other things:

•	establishing and reviewing our overall compensation philosophy;

•	reviewing and recommending to the board of directors the corporate goals and objectives relevant to the CEO’s compensation, the CEO’s performance in light of the goals and objectives approved by the board of directors and the compensation for our CEO, including annual base salary and annual and long-term performance-based compensation opportunities;

•	approving, after receiving the CEO’s recommendations and consulting with the CEO, the annual base salary and annual and long-term performance-based opportunities for our other executive officers, and the actual awards of performance-based compensation for our other executive officers;

•	annually reviewing other benefit plans and perquisites;

•	annually reviewing and recommending to the board of directors the form and amount of director and chairman compensation;

•	reviewing and making recommendations to our board of directors, or approving, all awards of stock or stock options pursuant to our equity-based plans; and

•	at least annually, reviewing and making recommendations to the board of directors regarding the compensation related risk assessment of our compensation policies and practices.

In addition, the compensation committee annually reviews our short- and long-term incentive plans to determine the appropriate mix of fixed and at-risk components.

The compensation committee adopted a policy under which it will use only compensation consultants that are independent of American Water. A compensation consultant is deemed independent under the policy if the compensation consultant:

•	is retained by the compensation committee, and reports solely to the compensation committee in connection with the compensation committee’s discharge of its duties and responsibilities; and

•	does not provide any other services or products to American Water or its management.

The compensation committee performs an annual assessment of its compensation consultant’s independence.

The compensation committee has retained Hay Group as its independent compensation consultant, referred to below as “Hay Group”, to assist the compensation committee with respect to executive and director compensation and, to a lesser extent, enterprise compensation matters in general. Hay Group did not provide any other services to us or our management.

Nominating/Corporate Governance Committee

Our nominating/corporate governance committee consists of Mses. Johnson (Chair) and Dobson and Mr. Grigg. The nominating/corporate governance committee operates under a written charter, which is available at the website address provided above. The nominating/corporate governance committee has responsibility for, among other things:

•	establishing criteria for the selection of new directors to serve on our board of directors;

•	identifying qualified candidates to serve on our board of directors and recommending their election to our board of directors;

•	making recommendations to our board of directors as to whether members of our board of directors should stand for re-election;

•	developing and recommending to our board of directors our corporate governance guidelines, assessing those guidelines annually and making recommendations to our board of directors in light of such assessments as may be appropriate; and

•	reviewing the composition of each committee of the board of directors and recommending appropriate changes to the committees.

We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will enable the board of directors to fulfill its responsibilities. Therefore, the nominating/corporate governance committee considers diversity in identifying nominees for directors. In this regard, the nominating committee views diversity in a broad sense, including on the basis of business experience, public service experience, gender and ethnicity. In addition, our corporate governance guidelines provide that members of the board must be persons of good character and thus must possess all of the following personal characteristics:

•	Integrity: Directors must demonstrate high ethical standards and integrity in their personal and professional dealings.

•	Accountability: Directors must be willing to be accountable for their decisions as directors.

•	Judgment: Directors must possess the ability to provide wise and thoughtful counsel on a broad range of issues.

•	Responsibility: Directors must interact with each other in a manner which encourages responsible, open, challenging and informed discussion.

•	High Performance Standards: Directors must have a history of achievement which reflects high standards for themselves and others.

•	Commitment and Enthusiasm: Directors must be committed to, and enthusiastic about, their performance for American Water as directors, both in absolute terms and relative to their peers.

•	Courage: Directors must possess the courage to express views openly, even in the face of opposition.

Our corporate governance guidelines also state that the board of directors should strive to have members with knowledge, experience and skills in the following core competencies: accounting and finance, business judgment, management, crisis response, industry knowledge, utility regulation, leadership and strategy/vision. In this regard, in evaluating a candidate’s experience and skills, the nominating/corporate governance committee will consider qualities such as an understanding of the water industry, utilities, marketing, finance, utility and environmental regulation and public policy issues. The nominating/corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

In addition, the board is committed to being comprised of directors that add tangible value to our company with a diversity of ideas, approaches and experiences and the interpersonal capacity to foster effective communication within, and operation of, the board and with management. Annually, the nominating/corporate governance committee reviews the profile, engagement and performance of each director to determine whether he or she should be renominated for board service. The nominating/corporate governance committee also considers whether, in light of our strategy or trends in our market environment, new skill sets or experience would benefit our company and our stockholders. The board believes in balancing the value that longevity of director service can bring to our company with the value of new ideas and insights that can come through new members.

The process followed by the nominating/corporate governance committee to identify and evaluate candidates includes requests to members of the board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating/corporate governance committee and other members of the board of directors. The nominating/corporate governance committee may engage a third party to assist in the search for director candidates or to assist in gathering information regarding a director candidate’s background and experience. If the nominating/corporate governance committee engages a third party, the nominating/corporate governance committee approves the fee that American Water pays for these services.

The nominating/corporate governance committee also will consider qualified director candidate recommendations by stockholders. A stockholder’s recommendation should be sent to: Office of the Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, NJ 08043. The recommendation must include the following information:

•	the name, age, business address and residence address of the candidate;

•	a resume describing the candidate’s qualifications;

•	other information about the candidate that would be required to be included in a proxy statement under the rules of the SEC;

•	a description of all arrangements or understandings relating to the nomination between or among the stockholder, the candidate and any other person or persons;

•	the signed consent of the candidate to serve as a director if elected;

•	the name and address of the stockholder who is submitting the recommendation; and

•	evidence of the number of shares of American Water’s common stock that the recommending stockholder owns and the length of time the shares have been owned.

The nominating/corporate governance committee may seek additional information regarding the candidate. The committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

Finance Committee

Our finance committee consists of Messrs. Grigg (Chair), Evanson and Adik and Ms. Clark Goss. The finance committee operates under a written charter, which is available at the website address provided above. The finance committee is responsible for, among other things, monitoring, reviewing and evaluating:

•	our financial forecasts, financial condition and our anticipated financing requirements;

•	our capital structure and proposed short-and long-term changes in our capital structure, including changes resulting from new issuances, purchases or redemptions of debt and equity securities;

•	our capital expenditure plan and strategies;

•	our dividend payment policy and any proposed changes;

•	the investment performance of the assets held under our employee benefits plans, and the investment guidelines of the Retirement Plan Committee;

•	our plans and strategies relating to the divestiture or disposition of assets;

•	our cash management plans and strategies; and

•	our growth opportunities, including acquisitions and business development proposals.

In addition, the finance committee oversees our enterprise risk management process and our insurance risk management policies and programs and approves our debt issuances within limits authorized by the board in our business plan.

DIRECTOR COMPENSATION

In 2013, our non-employee directors received compensation for their services as described below:

Annual Retainer Fees (payable in quarterly installments):
• Chairman of the Board	$130,000
• Chairs of the Audit Committee and the Compensation Committee	$95,000
• Chairs of the Nominating/Corporate Governance Committee and the Finance Committee	$85,000
• Other non-employee directors	$75,000

Meeting Fees:

•	No separate fee for attendance at board of directors’ or committee meetings

The non-employee directors are reimbursed for expenses incurred in attending board and committee meetings.

In addition, each non-employee director and the Chairman of the Board receives annual equity compensation of $85,000 and $140,000, respectively in stock units. The actual number of stock units granted is based on the closing price of our common stock on the date of grant, as reported on the NYSE Composite Tape. The stock units vest on the date of grant and the shares underlying the stock units typically are distributed to the directors 15 months after the date of grant.

We have a stock retention policy for directors under which each director is required to hold shares equaling four times the director’s annual cash retainer by the later of February 2015 or the fifth anniversary of the commencement of service as a director.

The Company has a Nonqualified Deferred Compensation Plan for Non-Employee Directors under which directors may defer up to 100 percent of their annual retainer on a tax-deferred basis. Directors may elect to receive their deferrals upon (i) separation from service, (ii) a specified date, (iii) the earlier of separation from service or a specified date or (iv) the later of separation from service or a specified date or, if earlier, a change in control, and may elect to receive their deferrals in the form of a lump sum or annual installments paid over a period of between two and 10 years. Amounts will be paid earlier upon the death of a director. Directors are immediately vested in their contributions to the plan. Accounts of directors are credited with returns in accordance with the deemed investment options elected by the director.

The following table provides information regarding compensation for our non-employee directors. The table does not include amounts paid for reimbursement of travel expenses related to attending board and board committee meetings, and does not include compensation paid to Jeffry E. Sterba, our President and Chief Executive Officer. See “Executive Compensation” for information relating to Mr.  Sterba’s compensation.

2013 Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Unit Awards ($)(6)		Total ($)
Stephen P. Adik	$78,514	(1)	$75,461	(7)	$153,975
Julie A. Dobson	$86,014	(2)	$75,461		$161,475
Paul J. Evanson	$63,822		$9,282		$73,104
Martha Clark Goss	$98,514	(3)	$75,461		$173,975
Richard R. Grigg	$90,014		$75,461		$165,475
Julia L. Johnson	$93,014	(4)	$75,461		$168,475
George MacKenzie	$124,514		$144,620		$269,134
William J. Marrazzo	$103,014	(5)	$75,461		$178,475

(1)	This amount includes a fee of $1,500.00 that was earned in 2012, but was paid to Mr. Adik in 2013.

(2)	This amount includes a fee of $1,500.00 that was earned in 2012, but was paid to Ms. Dobson in 2013.

(3)	This amount includes a fee of $1,500.00 that was earned in 2012, but was paid to Ms. Goss in 2013.

(4)	Ms. Johnson elected to defer all of this amount under our Nonqualified Deferred Compensation Plan for Non-Employee Directors.

(5)	This amount includes a fee of $1,500.00 that was earned in 2012, but was paid to Mr. Marrazzo in 2013.

(6)	The amounts shown in this column reflect the grant date fair value of the stock units granted to the directors as part of their annual retainer. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation-Stock Compensation”, which we refer to as “FASB ASC Topic 718”. See Note 8-Stockholders’ Equity in the notes to American Water’s audited consolidated financial statements included in American Water’s Annual Report on Form 10-K for the year ended December 31, 2013 for the assumptions used in determining grant date fair value.

(7)	Mr. Adik elected to defer all of this amount under our 2007 Omnibus Equity Compensation Plan.

The following table shows the aggregate number of stock options and stock units held by each non-employee director as of December 31, 2013:

Name	Stock Options (#)	Stock Units (#)
Mr. Adik	—	2,025
Ms. Dobson	—	2,025
Mr. Evanson	—	2,025
Ms. Goss	3,660	2,025
Mr. Grigg	1,981	2,025
Ms. Johnson	2,778	2,025
Mr. MacKenzie	—	3,335
Mr. Marrazzo	5,660	2,025

We did not grant stock options to non-employee directors in 2013.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the shares of our common stock beneficially owned, as of March 17, 2014, by our directors and executive officers. Except as noted, all such persons possess sole voting and dispositive powers with respect to the shares listed. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person has sole or shared voting or investment power, and options that are vested and exercisable or that will become vested and/or exercisable within 60 days of March 17, 2014. An asterisk in the column listing the percentage of shares outstanding indicates that the person owns less than 1% of the common stock outstanding.

Name	Number of Shares (1)	Exercisable Options (2)	Total	% of Shares Outstanding (3)	Other Stock-Based Items (4)	Total Stock-Based Ownership
Directors
Stephen P. Adik	11,000	—	11,000	*	11,367	22,367
Martha Clark Goss	15,349	3,660	19,009	*	2,025	21,034
Julie A. Dobson	9,342	—	9,342	*	4,406	13,748
Paul J. Evanson	11,777	—	11,777	*	2,025	13,802
Richard R. Grigg	12,882	1,981	14,863	*	2,025	16,888
Julia L. Johnson	12,780	—	12,780	*	4,824	17,604
George MacKenzie	20,155	—	20,155	*	3,335	23,490
William J. Marrazzo	10,650	5,660	16,310	*	5,439	21,749
Named Executive Officers
Jeffry E. Sterba	47,505	299,590	347,095	*	—	347,095
Susan N. Story	3,282	9,485	12,767	*	—	12,767
Walter J. Lynch	52,662	172,807	225,469	*	—	225,469
Kellye L. Walker	26,244	26,358	52,602	*	—	52,602
John R. Bigelow	17,593	—	17,593	*	1,769	19,362

	251,221	519,541	770,762	*	37,215	807,977
All Directors and Executive Officers as a Group (22 Persons)	344,070	695,121	1,039,191	*	37,215	1,076,406

(1)	Represents the number of outstanding shares beneficially owned.

(2)	Represents shares which may be acquired through the exercise of stock options within 60 days of March 17, 2014.

(3)	Based on 178,701,315 shares outstanding on March 17, 2014.

(4)	Includes a notional interest in shares of our common stock held in the form of stock units or deferred stock units. While the notional interest in shares of our common stock may not be voted or transferred, the shares subject to the notional interest have been included in the table above as they represent an economic interest in our common stock that is subject to the same market risk as ownership of actual shares of our common stock.

SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

The table below indicates the persons or entities known to us to be the beneficial holders of more than 5% of our common stock, as of March 17, 2014.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Shares Outstanding
BlackRock, Inc. (1) 40 East 52nd Street New York, NY 10022	18,743,959	10.48%
The Vanguard Group (2) 100 Vanguard Boulevard Malvern, PA 19355	10,014,690	5.60%

(1)	BlackRock, Inc. (“BlackRock”) is the beneficial owner of the 18,743,959 shares listed in the table. BlackRock Inc. is a holding company of subsidiaries that hold the shares, including BlackRock Japan Co. Ltd, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors LLC, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia), Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock (Singapore) Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Ireland Limited, BlackRock Investment Management (UK) Limited, BlackRock International Limited, BlackRock Fund Management Ireland Limited, BlackRock Fund Managers Ltd, and BlackRock Life Limited. BlackRock Inc. holds sole voting power with respect to 16,331,426 shares and sole dispositive power with respect to all of the shares listed in the table. The information in the footnote is derived from an amendment to Schedule 13G, filed by BlackRock with the SEC on January 10, 2014. The information is as of December 31, 2013, and the number of shares beneficially owned by BlackRock may have changed subsequently.

(2)	The Vanguard Group (“Vanguard”), an investment management company, is the beneficial owner of the 10,014,690 shares of the Company’s common stock. Vanguard holds sole power to vote or direct to vote 185,089 shares, sole power to dispose of or to direct the disposition of 9,868,629 shares, and shared power to dispose or to direct disposition of 146,061 shares. The information in this footnote is derived from an amendment to Schedule 13G, filed by Vanguard with the SEC on February 10, 2014. The information is as of December 31, 2013, and the number of shares beneficially owned by Vanguard may have changed subsequently.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers and persons who own more than 10% of our common stock to file with the U.S. Securities and Exchange Commission (“SEC”) an initial report of beneficial ownership and subsequent reports of changes in beneficial ownership resulting from transactions in our common stock, generally within two business days of a reportable transaction. As a practical matter, we seek to assist our directors and executives by monitoring transactions and completing and filing these reports on their behalf. To our knowledge, based upon a review of the copies of such reports and other information provided by our directors and executive officers, these filing requirements were satisfied in 2013.

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis, we address our compensation philosophy and programs, the decisions of our compensation committee with respect to these programs and the reasons for those decisions, principally with respect to our named executive officers or “NEOs,” who are:

•	Jeffry E. Sterba, President and Chief Executive Officer

•	Susan N. Story, Senior Vice President and Chief Financial Officer

•	Walter J. Lynch, President and Chief Operating Officer, Regulated Operations

•	Kellye L. Walker, Chief Administrative Officer, General Counsel and Secretary

•	John R. Bigelow, Senior Vice President of Business Services

•	Ellen C. Wolf, our former Senior Vice President and Chief Financial Officer, who retired from the Company on May 1, 2013

EXECUTIVE SUMMARY

Operating Performance

Our 2013 performance demonstrates continued execution of our strategic goals. By focusing on delivering outstanding customer service, effectively managing costs, investing capital where needed, maintaining strong regulatory relationships and growing strategically, we continue to create value for our stockholders. Operating highlights for 2013 include the following:

•	Total stockholder return (market price plus dividends) increased 16.1 percent over 2012 compared to an increase of 15.2 percent for the Dow Jones U.S. Utilities Total Return Index.

•	Adjusted net income from continuing operations, excluding a one-time charge associated with the debt tender offer by our finance subsidiary, increased by 5.3 percent over 2012. (a non-GAAP measure. See the reconciliation table in Appendix A.)

•	Our Regulated Businesses’ operation and maintenance (O&M) expense decreased $24.5 million, or 2.2 percent year-over-year. The regulated entities showed continued improvement in their O&M efficiency ratio (a non-GAAP measure. See the reconciliation table in Appendix A.). For the 12 months ended December 31, 2013, the O&M efficiency ratio was 38.7 percent, compared to 40.1 percent for the same 12-month period in 2012.

•	We completed 15 acquisitions, including one of our largest wastewater acquisitions to date.

Return to Stockholders

We have returned significant value to shareholders over the past five years. The following chart shows how a $100 investment in our common stock on December 31, 2008 would have grown to $239 on December 31, 2013, assuming dividend reinvestment. As shown in the chart, this return compares favorably to the return that would have been obtained through the same investment in the Standard & Poor’s 500 Index and the Dow Jones U.S. Utilities Total Return Index, assuming dividend reinvestment, during the same period:

Compensation Philosophy

Our executive compensation program is designed to reward our named executive officers for delivering results and building long term sustainable value for our stockholders. We believe our program’s performance measures align the interests of our stockholders and the NEOs by correlating pay to our short-term and long-term performance.

Our focus on pay for performance is demonstrated by the way we have structured our three key elements of compensation designed to implement our compensation objectives: Base Salaries, Annual Incentive Plan (AIP) and Long-Term Incentive Plan (LTIP). Particularly for our NEOs, the allocation among these elements of compensation is designed to provide a significant level of variability and compensation risk tied to performance. The following graphic represents the percentage of total compensation for each of these elements (assuming annual and long-term incentive awards are paid at target levels) for our CEO and the average percentage of total compensation for each of these elements for the other NEOs as a group in 2013:

*	Excludes total direct compensation paid to Ellen C. Wolf, who retired in 2013.

In addition, we provide employee retirement and health and welfare benefit plans, as well as an executive severance policy. We designed the plans and policy to provide competitive supplemental benefits, as described below under “Ongoing and Post-Employment Arrangements and Benefit Plans.”

Set forth below is summary information regarding payments made in 2013 with respect to our three key elements of compensation.

Base Salaries

For 2013, salaries for our continuing NEOs were increased from approximately 2 percent to 5 percent.

Annual Incentive Plan

For our NEOs, we believe our annual incentive plan again provided appropriate incentive opportunities. Subject to certain adjustments discussed below, AIP awards are based upon the product of each NEO’s respective target award times the “Corporate Multiplier,” which is computed based upon six performance measures. For business unit heads, such as Mr. Lynch, achievement with respect to business unit performance measures also is taken into account.

The following graphic indicates the percentage of the Corporate Multiplier represented by each component performance measure:

We believe that the measures used in computing the amount of the Corporate Multiplier collectively provide a strong indication of our overall performance and, therefore, effectively tie pay to performance. In 2013, the Corporate Multiplier equaled 105.6 percent, subject to certain adjustments discussed below. Mr. Lynch’s award was less due to achievement with respect to the performance measures for the regulated businesses that was somewhat below that of the overall corporate performance, as reflected by the Corporate Multiplier.

For further information, see “2013 Compensation—Annual Incentive Plan,” below.

Long-Term Incentives

The LTIP is designed to motivate eligible participants to help us achieve our long-term business objectives by providing an opportunity to earn equity awards that are tied to our long-term goals and continued employment with the Company. Our LTIP for 2013 included stock options, restricted stock units or “RSUs,” and performance stock units, or “PSUs.” As described in more detail below, the extent to which shares of our common stock are issued with respect to the PSUs is based on our achievement, over a three-year period, relative to three performance measures, as illustrated below:

As in the past, we based the target value of LTIP awards on a percentage of the NEOs salary. The compensation committee applied 20 percent of a NEO’s LTIP target award to stock options, 20 percent to RSUs and 60 percent to PSUs. For further information, see “2013 Compensation—Long-Term Incentive Plan,” below.

In 2011, we granted PSUs to our executives and other employees for which the performance period ended in 2013. The PSUs generally were subject to the same performance measures as the PSUs granted under the LTIP in 2013. Based on our performance with respect to these measures, a number of shares equal to 167.5 percent of the PSUs granted with respect to all measures were performance vested. For further information, see “2013 Compensation—Performance Vesting of RSUs Granted in 2011.”

Stockholder Advisory Vote

At our 2013 annual meeting, our stockholders approved, on an advisory basis, the compensation of our NEOs. The stockholder vote in favor of NEO compensation totaled approximately 97.7 percent of the votes cast (including abstentions). As a result, we determined that no specific action need be taken in response to the vote. At the 2014 Annual Meeting of Stockholders, we will again hold an advisory vote on the compensation of our NEOs. In making its decisions regarding executive compensation, the compensation committee will consider the results of the advisory vote, as well as feedback from stockholders throughout the course of the year.

Summary of Executive Compensation Practices

Set forth below are compensation practices that we have implemented because we believe they are consistent with our stockholder interests and practices we have not implemented because we do not believe they are consistent with those interests.

What We Do

✓	Provide for a considerable portion of executive pay to be “at risk” and based on actual Company performance;

✓	Utilize performance-based stock units with vesting requirements;

✓	Require our executives to retain a meaningful portion of our common stock derived from equity grants;

✓	Provide limited perquisites, principally executive physicals, which serve a reasonable business purpose;

✓	Use a representative and relevant peer group;

✓	Maintain a clawback policy;

✓	Use an independent compensation consultant retained by the compensation committee; and

✓	Provide reasonable severance arrangements.

What We Don’t Do

X	Provide separate change of control agreements;

X	Provide tax gross-ups;

X	Reprice underwater stock options; and

X	Permit hedging or pledging of our common stock by NEO’s or directors.

COMPENSATION DETERMINATIONS AND PAY COMPETITIVENESS IN 2013

For 2013, the compensation committee reviewed and approved all compensation paid to our executive officers, other than Mr. Sterba. Compensation for Mr. Sterba, our President and Chief Executive Officer was approved by the independent members of the board of directors, after consideration of the recommendation of the compensation committee. Mr. Sterba did not participate in the compensation committee’s decision-making regarding his own compensation and was excused from those portions of the committee and board meetings during which his compensation was discussed and determined.

The compensation committee considered Mr. Sterba’s assessment of the performance of the other executive officers and his compensation recommendations regarding each executive officer’s AIP award. The compensation committee, with Mr. Sterba’s participation, discussed the performance of each executive officer, and then approved Mr. Sterba’s recommendations.

In making executive compensation determinations for 2013, we referenced data provided by Hay Group to gauge the comparability of our executive compensation to the compensation of executives of other companies with generally corresponding responsibilities. Hay Group has served as an independent consultant to the compensation committee since early 2011, and assists the compensation committee in its review of compensation for executive officers. Hay Group does not perform any other services for us.

The compensation consultant provided data to the compensation committee focused on compensation paid by a peer group of 16 companies that had revenues in the range of approximately 53 to 168 percent of our revenues. We believe there is a strong likelihood that an executive officer’s skills will be transferable among these companies, so we would expect to compete with these companies for executive officer talent. The comparator companies were the following:

• AGL Resources, Inc.	• Piedmont Natural Gas Company, Inc.	• Vectren Corp.
• Alliant Energy Corp.	• Pinnacle West Capital Corp.	• Weststar Energy, Inc.
• Atmos Energy Corp.	• PNM Resources, Inc.	• WGL Holdings, Inc.
• Great Plains Energy, Inc.	• SCANA Corp.	• Wisconsin Energy Corp.
• Northeast Utilities	• TECO Energy, Inc.
• NV Energy, Inc.	• UNS Energy Corp.

While the compensation committee reviewed and discussed the data with Hay Group for purposes of benchmarking, it was only a part of the information considered by the compensation committee in its determinations regarding our NEOs’ compensation. For instance, the compensation committee also considered other information provided by Hay Group, such as survey data and data compiled from other U.S. publicly traded water utilities. The compensation committee referenced all of this data to obtain an understanding of general industry, utility industry and peer group compensation practices.

2013 COMPENSATION

Compensation Philosophy and Objectives

Our executive compensation program is designed to reward our named executive officers for delivering results and building long term sustainable value for our stockholders. We believe our program’s performance measures align the interests of our stockholders and the NEOs by correlating pay to our short-term and long-term performance.

Our compensation objectives remained largely unchanged in 2013, although, as was the case in 2012, the significance of our business transformation project caused us to increase our focus on that project in connection with compensatory determinations. Accordingly, we focused on the following objectives in making compensation decisions in 2013:

•	Promote our success in achieving both superior financial performance and outstanding non-financial performance relating principally to the business transformation project, but also to environmental compliance, customer service quality and satisfaction and workplace safety.

•	Compensate our executive officers at competitive levels that reflect their responsibilities and contributions, with a focus on pay for performance and the compensation environment in our peer group and the utilities industry generally.

•	Condition a significant portion of an executive officer’s total compensation on a combination of short and long-term performance, with a proportionately greater emphasis on long-term performance-based compensation than on annual incentive compensation.

•	Align executive officer and stockholder interests as an incentive to increase stockholder value by requiring the maintenance of meaningful equity ownership.

Employment Agreement with Susan Story

In 2013, the compensation of Susan N. Story, our Senior Vice President and Chief Financial Officer, was largely based on the terms of the employment agreement we negotiated with her in connection with the commencement of her employment in April 2013. In addition to the components of her compensation set forth below, she received 37,500 RSUs which are designed to replace the economic benefits she forfeited as a result of terminating her prior employment. The RSUs vest in equal one-third increments in April 2014, October 2014 and April 2015. Following the Annual Meeting, Ms. Story will become our President and Chief Executive Officer. We anticipate that Ms. Story’s compensation will be adjusted to reflect her new responsibilities. However, the terms of her adjusted compensation have not yet been determined.

Base Salaries

For 2013, salary determinations for our NEOs were as follows:

•	Mr. Sterba received a merit increase of 5.0 percent based upon our performance

•	Messrs. Lynch and Bigelow, and Ms. Walker, received merit increases ranging from 1.96 percent to 3.0 percent

•	Ms. Story’s salary was set at $535,000, in accordance with the terms of her employment letter agreement

•	Ms. Wolf’s salary was not adjusted, as she previously notified us that she planned to retire during the first half of 2013

Annual Incentive Plan

The AIP is designed to motivate eligible participants to help us achieve our annual business objectives by providing an opportunity to earn cash award payouts that are tied primarily to corporate performance. The metrics chosen for 2013 reflected our primary objectives for financial performance, business transformation implementation, environmental stewardship, safety, customer satisfaction and service quality. We maintained earnings per share as our principal performance measure because we continue to believe this measure has a meaningful effect on stockholder value. The determination of awards under the AIP with respect to the NEOs was made as follows:

•	The 2013 target award opportunities for NEOs is equal to a percentage of each NEO’s base salary, based on the individual’s position with American Water. The following table indicates the percentage of salary used to determine the target AIP award for each NEO. Mr. Lynch’s target award as a percentage of salary was increased by five percent in 2013, and Ms. Story’s target award as a percentage of salary was fixed in accordance with the terms of her employment letter agreement. All other NEO target awards as a percentage of salary were unchanged from 2012.

Name	Percentage of Salary	Target Award
Jeffry E. Sterba	100%	$787,500
Susan N. Story	75%	$401,250
Walter J. Lynch	75%	$382,500
Kellye L. Walker	55%	$214,500
John R. Bigelow	50%	$155,000
Ellen Wolf	60%	$94,685	(1)

(1)	Ms. Wolf’s target award was prorated, based on the portion of the year prior to her retirement.

The actual payout may be lower or higher than the target award opportunity depending, in the case of the NEOs, on corporate and, in rare instances, individual performance against specific goals. Cash awards under the AIP are distributed to participants in March following the performance year.

•	The AIP award payable to each NEO other than Mr. Lynch, our President of Regulated Operations, generally is determined by multiplying the NEO’s target award target pool by a percentage we call the Corporate Multiplier. For 2013, the Corporate Multiplier represented the sum of six percentage amounts, each determined based upon our level of achievement against, company-wide performance measures that, with one exception, are objective. Of the six performance measures, one was a financial measure (55 percent of the target Corporate Multiplier) and five were non-financial measures (45 percent of the target Corporate Multiplier). The Corporate Multiplier could have ranged from 0 percent to 150 percent of the target Corporate Multiplier (which is 100 percent), depending on how well we performed against the financial and non-financial measures. For 2013, the Corporate Multiplier was 105.6 percent, subject to certain adjustments discussed below. The actual percentage included in the Corporate Multiplier with respect to each performance measure is set forth in the Corporate Multiplier Table below under the caption, “Determination of the Corporate Multiplier.” In the case of Mr. Lynch, one-half of his award was based on the Corporate Multiplier, while the other half was based on the 91.6 percent level of achievement of our regulated operations against six specified performance goals.

•	While the NEOs are subject to individual performance goals as well as the corporate goals comprising the Corporate Multiplier, the AIP awards typically reflect an NEO’s target award times the Corporate Multiplier (and against regulated operations goals in the case of Mr. Lynch), without adjustment for individual performance. The compensation committee has adhered to this convention based on the recommendation of Mr. Sterba that NEOs should assume principal responsibility for, and their awards generally should be based upon, corporate performance, except with respect to those NEOs who lead a profit center, such as Mr. Lynch, in which case performance of the relevant business units also will be considered.

Determination of the Corporate Multiplier

The following table provides information regarding the performance measures used to determine the Corporate Multiplier:

Performance Measure	Percentage Amount at Target Included in the Corporate Multiplier	How we calculate the measure	Why we use this measure
EPS	55%	EPS means basic earnings per share, adjusted to eliminate the impact of a one-time charge related to a tender offer by our finance subsidiary, American Water Capital Corp., resulting in the purchase of $225.8 million of its 6.085% senior notes due 2017; the charge related to the payment of a premium over the principal amount of the notes and expenses of the tender offer.	EPS is a key metric affecting our stock price. In addition, increasing EPS enhances our capacity to raise the financing necessary to make prudent capital improvements in our water and wastewater systems.

Business Transformation Performance	25%	Based on the judgment of the compensation committee as to how successful we were implementing our enterprise asset management (EAM) and customer information (CIS) systems. The percentage allocated to the Corporate Multiplier was determined at the discretion of the compensation committee after a review and discussion of an analysis compiled by an independent third-party quality assurance consultant and a discussion with Mr. Sterba and other senior executives.	The business transformation project is a multi-year, enterprise-wide initiative designed to improve our business processes and upgrade our antiquated core information technology systems. The project is intended to optimize workflow throughout our field operations, improve our back-office operations and enhance our customer service capabilities. Successful implementation is critical to supporting our broader strategic initiatives.

Environmental Compliance	5%

A notice of violation (NOV) is a written formal notification from a governmental agency, local health department or other regulatory agency that a system exceeded an acceptable limit, failed to perform required monitoring, failed to record the required documentation or failed to meet another Federal, state, or local requirement. All drinking water maximum contaminant limit (MCL) and monitoring and reporting (MR) NOVs are counted for purposes of calculating this measure. NOVs for our wastewater systems that are directly within our control, such as deficiencies in monitoring, are counted for purposes of calculating this measure. The NOVs for our market-based operations, where we operate but do not own the water or wastewater systems, are considered our responsibility and are counted for purposes of calculating this measure unless it can be shown that (1) the NOV was outside the scope of the contract and (2) we formally notified the owner

			We are committed to protecting the environment and to maintaining our consistent history of materially complying with, and in many cases surpassing, minimum standards required by applicable laws and regulations. The NOV target was established based upon our goals to outperform the U.S. EPA published industry averages and to lead the water industry in environmental compliance.

Performance Measure	Percentage Amount at Target Included in the Corporate Multiplier	How we calculate the measure	Why we use this measure

Environmental Compliance	5%

of the system in writing of the need for changes or improvements in order to maintain compliance, but the owner did not approve the changes or improvements.

This measure is based on the number of NOVs for which we are responsible in accordance with our environmental non-compliance reporting practices.

Safety Performance	5%	Determined by reference to the total Occupational Safety and Health Administration Recordable Incident Rate or “ORIR” for American Water. ORIR is a measure of injuries and illnesses requiring treatment beyond first aid for every 200,000 hours worked	We want to continue our momentum toward becoming an industry leader with respect to the safety and well-being of our workforce. The benefits of improved safety are tangible, from the standpoint of the welfare of our employees as well as increased efficiency due to fewer lost workdays.

Service Quality	5%	Based on our Service Quality Survey, which is conducted throughout the year for customers whose request for service resulted in completion of a service order by our field service representatives, and contains the following question: “Overall, how satisfied were you with the outcome of your service contact?” The question contains a five category response scale, ranging from Extremely Satisfied to Very Dissatisfied.	Service Quality is key to our ability to maintain customer and brand loyalty.

Customer Satisfaction	5%	Based on an annual survey, which is conducted throughout the year for customers having had recent contact with one of our customer service or field service representatives, and that contains the following question (modified to identify the applicable American Water subsidiary): “Overall, how satisfied have you been with American Water in general during the past twelve months?” The question has a five category response scale, ranging from Extremely Satisfied to Very Dissatisfied. Responses in the top three categories are indicative of overall customer satisfaction levels.	Customer Satisfaction is key to our ability to maintain customer and brand loyalty. In addition, the quality of our service and issues raised by customers is a principal focus of state public utility commissions in evaluating a rate case.

The percentage added to the Corporate Multiplier with respect to each measure was dependent on actual performance with regard to each measure. The following table includes (i) the minimum performance threshold requirement for the measure, (ii) the performance required for achievement of the target and (iii) the performance required to achieve the maximum contribution to the Corporate Multiplier for that measure. The table also indicates the percentage that would be included in the Corporate Multiplier for threshold, target and maximum performance. If the minimum performance threshold requirement for a performance measure was not met, no additional percentage would be added to the Corporate Multiplier. No AIP awards would have been made if EPS had been below 90 percent of the target EPS.

Performance Measure	Threshold Performance (and percentage to be added to Corporate Multiplier)	Target Performance (and percentage to be added to Corporate Multiplier)	Maximum Performance (and percentage to be added to Corporate Multiplier)
EPS	$2.06 (13.75%)	$2.19 (55.0%)	$2.26 (82.5%)
Business Transformation Performance	N/A (6.25%)	N/A (25.0%)	N/A (37.5%)
Environmental Compliance	19 NOVs (2.5%)	15 NOVs (5.0%)	9 NOVs (7.5%)
Safety Performance	3.50 ORIR (2.5%)	3.10 ORIR (5.0%)	2.90 ORIR (7.5%)
Service Quality	80% of Surveyed Customers (2.5%)	85% of Surveyed Customers (5.0%)	90% of Surveyed Customers (7.5%)
Customer Satisfaction	85% of Surveyed Customers (2.5%)	90% of Surveyed Customers (5.0%)	95% of Surveyed Customers (7.5%)

Corporate Multiplier Table

Based upon our performance with regard to the financial and non-financial performance measures, the board approved the Corporate Multiplier of 105.6 percent. The Corporate Multiplier was determined as follows:

Performance Measure	Percentage Amount at Target for Inclusion in the Corporate Multiplier	Target	Actual Performance	Percentage Amount Included in Calculation of Corporate Multiplier Based on Actual Performance
EPS(1)	55%	$2.19	$2.20	57.8%
Business Transformation Performance	25%	Discretionary Award	N/A	29.8%
Environmental Compliance	5%	15 NOVs	11 NOVs	6.9%
Safety Performance	5%	3.10 ORIR	3.09 ORIR	0.0	%(2)
Service Quality	5%	85% of Surveyed Customers	86.1% of Surveyed Customers	5.6%
Customer Satisfaction	5%	90% of Surveyed Customers	90.9% of Surveyed Customers	5.5%

			TOTAL	105.6	%(3)

(1)	As adjusted to eliminate the impact of $0.14 per share one-time charge related to a tender offer by our finance subsidiary, American Water Capital Corp., resulting in the purchase of $225.8 million of its 6.085% senior notes due 2017; the charges related to the payment of a premium over the principal amount of the notes and expenses of the tender offer.

(2)	Upon the recommendation of management, the compensation committee agreed to reduce the safety performance result to zero, rather than the calculated amount, given there had been a fatality of one employee during 2013.

(3)	The Corporate Multiplier of 105.6% was adjusted, for purposes of awards to NEOs, to 104.9% due to the allocation of $200,000 to creation of a special awards pool. As noted below, Mr. Lynch received a special award of $30,000, which was funded through the special awards pool.

Determination of Individual AIP Awards for NEOs

The actual awards paid to each NEO, other than Mr. Sterba, were recommended by Mr. Sterba and, after review, approved by the compensation committee, based on the application of the Corporate Multiplier Mr. Sterba advised the compensation committee that, with the exception of Mr. Lynch, there were no factors of a magnitude that would cause him to recommend an adjustment for any of the other NEOs based on his or her individual performance. Therefore, Mr. Sterba recommended that each of the other NEOs receive an award equal to the Corporate Multiplier times the executive’s target award. The compensation committee accepted Mr. Sterba’s recommendation. The compensation committee similarly recommended to the board that Mr. Sterba’s actual award equal the Corporate Multiplier times his target award. The board accepted the compensation committee’s recommendation.

Mr. Lynch’s award was structured so that 50 percent was based on achievement with respect to the Corporate Multiplier and 50 percent was based on performance of the regulated operations with respect to six specified performance measures: net income, business transformation performance, safety, NOVs, customer satisfaction and service quality. The performance of regulated operations resulted in achievement equal to 91.6 percent of target performance. After applying the same adjustment as was applied to the Corporate Multiplier, as described in footnote 3 to the Corporate Multiplier Table above, the percentage of target performance was adjusted to 104.9 percent. However, on the recommendation of Mr. Sterba, the compensation committee provided a special award of $30,000 to Mr. Lynch, in recognition of his outstanding leadership related to our business transformation initiative.

We have set forth the awards paid to our NEOs under the Non-Equity Incentive Plan Compensation column of the 2013 Summary Compensation Table.

Long-Term Incentive Plan

Our LTIP for 2013 included stock option grants, PSUs and RSUs. As described in more detail below, the PSUs are awarded contingently, and the extent to which they are earned and the underlying shares of our common stock are distributed will be based on our achievement, over a three-year period, against three performance measures.

We based the target value of LTIP awards on a percentage of the NEOs salary. The percentage of salary on which the LTIP targets are based, and the total dollar values of the respective target LTIP awards for the NEOs were as follows (Ms. Wolf did not participate in the LTIP in 2013):

Name	LTIP Target Award as Percentage of Salary	Value of LTIP Target Award
Jeffry E. Sterba	250%	$1,875,000
Susan N. Story	150%	$802,500
Walter J. Lynch	150%	$742,500
Kellye L. Walker	110%	$420,750
John R. Bigelow	75%	$226,876

The compensation committee applied 20 percent of a NEOs LTIP target award to stock options, 20 percent to RSUs and 60 percent to PSUs. We divided long-term compensation in this manner because we believe it provides an appropriate balance between two related but discrete goals. RSUs and stock options are designed to align the executive officer’s interests with stockholder interests, since the value of RSUs and the intrinsic value of stock options is a function of our stock price. We introduced RSUs in 2013 to reflect recent trends in compensation, which indicate increasing use of RSUs to encourage continued employment and declining use of stock options. As explained in more detail below, the PSUs are designed to encourage long-term performance both from the standpoint of favorable stock performance in relation to the other 62 companies in the Dow Jones U.S. Utilities Total Return Index (which we refer to below as the “Comparator Group”), and from the standpoint of specific company-wide performance measures. We chose to provide the largest percentage weighting for PSUs because we believe the greater emphasis should be on out-performing similarly situated companies and on the satisfaction of long-term operational goals.

In determining the number of shares underlying stock option grants, we used the $5.90 ($5.64 in the case of Ms. Story and $5.39 in the case of Mr. Sterba) grant date fair value of the options, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, which we refer to below as ASC 718. In accordance with ASC 718, the grant date fair value of stock options is calculated using the closing market price of the underlying common stock and assumptions related to specified items, determined as of the grant date. Ms. Story’s stock option was granted on April 1, 2013, resulting in a grant date fair value that differed from the stock options granted to the other NEOs (stock options were granted to the other NEOs on February 21, 2013). Mr. Sterba’s stock option vests over a two year period rather than a three year period, as is the case for the options granted to the other NEOs, which resulted in a lower grant date fair value for Mr. Sterba’s stock option. Based on the applicable grant date fair value, the number of shares underlying stock options was calculated as follows:

Name	LTIP Target Award Allocated to Stock Options	Number of Shares Underlying Stock Options
Jeffry E. Sterba	$375,000	69,573
Susan N. Story	$160,500	28,457
Walter J. Lynch	$148,500	25,169
Kellye L. Walker	$84,150	14,263
John R. Bigelow	$45,375	7,691

In determining the number of RSUs, we used the $39.45 ($41.27 in the case of Ms. Story) grant date fair values of an RSU, calculated in accordance with ASC 718. Based on the applicable grant date fair value, the number of RSUs was calculated as follows:

Name	LTIP Target Award Allocated to RSUs	Number of RSUs
Jeffry E. Sterba	$375,000	9,506
Susan N. Story	$160,500	3,889
Walter J. Lynch	$148,500	3,764
Kellye L. Walker	$84,150	2,133
John R. Bigelow	$45,375	1,150

We based the number of shares underlying the PSUs granted to each of our NEOs on the LTIP Target Award allocated to PSUs, which, for each NEO, is shown in the table below:

Name	LTIP Target Award Allocated to PSUs
Jeffry E. Sterba	$1,125,000
Susan N. Story	$481,500
Walter J. Lynch	$445,500
Kellye L. Walker	$252,450
John R. Bigelow	$136,125

We allocated the LTIP target award for PSUs among the three separate measures shown on the following table, which are discussed below:

Performance Measure	Weighting at Target
Total Shareholder Return	50%
Operational Efficiency Improvement	25%
Compounded EPS growth	25%

Total	100%

The actual percentages of total PSUs granted to the NEOs with respect to the three performance measures differed from the percentage allocation of the target award. The grant date fair value of a PSU related to the total stockholder return performance measure was somewhat higher ($39.90 and $40.05) than the grant date fair value of a PSU related to the other two performance measures ($39.45 and $41.27). Therefore, the percentage of PSUs granted with respect to each performance measure was as follows:

Performance Measure	Percentage of PSUs Granted
Total Shareholder Return	49.8%
Operational Efficiency Improvement	25.1%
Compounded EPS Growth	25.1%

Total	100.0%

The total number of PSUs granted to each of the NEOs is shown in the following table:

Name	Number of PSUs Granted
Jeffry E. Sterba	28,304
Susan N. Story	11,868
Walter J. Lynch	11,208
Kellye L. Walker	6,352
John R. Bigelow	3,424

The following table provides information regarding the three performance measures related to the PSUs:

Performance Measure	How we calculate the measure	Why we use this measure
Total Shareholder Return	Based on American Water’s total stockholder return, which we refer to as “TSR,” compared to the total stockholder return performance of the companies in the Comparator Group, in each case subject to a dividend adjustment factor, during the three-year performance period from January 1, 2013 through December 31, 2015. We will compare (i) the percentage increase in the average daily closing stock price for our common stock for the 20 trading days before the end of the performance period over the average daily closing stock of our common stock for the 20 days before the beginning of the performance period to (ii) the percentage increase over the same periods in the average closing price of each of the companies in the Comparator Group. For purposes of the comparison, we assume reinvestment of dividends during the performance period.	To encourage performance that not only increases stockholder value, but increases it to an extent that compares favorably relative to the Comparator Group.

Operational Efficiency Improvement	Based on the ratio of total operation and maintenance expense to total operating revenues for our regulated operations; the ratio is reduced as operational efficiency improves. The calculation of this measure will be based on the average of the ratio for each of 2013, 2014 and 2015.	We want to focus management on improving our overall cost structure and improving our return on equity.

Compounded EPS Growth	Based on the growth of our EPS, as reported in our audited financial statements, adjusted to exclude all items of gain, loss or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence related to the disposal of a segment of a business or related to a change in accounting principle, compounded annually over the three year period from January 1, 2013 through December 31, 2015, over the adjusted EPS of $2.00 for the year ended December 31, 2012. In addition to adjustments made to EPS as determined for purposes of the AIP, Adjusted EPS for the year ended December 31, 2012 excludes earnings from discontinued operations, our contributions to the American Water Charitable Foundation and the effect of increased customer water usage as compared to 2011, which we believe is entirely attributable to the extremely hot and dry summer of 2012. We made this “weather adjustment” to provide for a more fair “starting point” for the performance period, so that we do not, in effect, penalize participants for the unusual weather conditions in 2012; however, we do not intend to make any adjustments for weather conditions during the 3-year performance period.	For the same reasons as set forth with respect to EPS under the AIP description above, although we also are using the measure in connection with the LTIP to encourage a long-term focus on earnings growth.

The following tables show the actual number of PSUs to be earned, as a percentage of the target PSU award (equivalent to the number of PSUs granted) based upon our performance with regard to each of the three measures. (In actual practice, we grant two types of PSUs; one type relates to the TSR measure, while the other type relates to the other two measures, which are equally weighted. We describe the target awards with respect to each measure separately to enhance an understanding of the effect that performance with respect to each measure can have on vesting.)

Total Shareholder Return

American Water TSR Ranking*	Percent of Target Award PSUs Earned*
75% or more (maximum)	87.3%
50% (target)	49.8%
25% (threshold)	12.5%
Less than 25%	0%

*	If the TSR ranking is between 25 percent and 50 percent, or between 50 percent and 75 percent, the percentage of target award PSUs earned will be adjusted proportionately.

Operational Efficiency Improvement*

Percent of Target Award PSUs Earned
35.2% or less (maximum)	43.9%
37.2% (target)	25.1%
39.2% (threshold)	6.3%
More than 39.2%	0%

*	If the operational efficiency improvement is between 39.2 percent and 37.2 percent or 37.2 percent and 35.2 percent, the percentage of target award PSUs earned will be proportionately adjusted.

Compounded EPS Growth

Compounded EPS Growth*	Percent of Target Award PSUs Earned
10.0% (maximum)	43.9%
7.0% (target)	25.1%
5.0% (threshold)	6.3%
Less than 5.0%	0%

*	If the increase in compounded EPS growth is between 5.0 percent and 7.0 percent or 7.0 percent and 10.0 percent, the percentage of target award PSUs earned will be proportionately adjusted.

Vesting of Options and PSUs

The options granted to our NEOs in 2013 terminate on December 31, 2019 (if not previously exercised or forfeited), and, with the exception of Mr. Sterba’s options, vest in equal increments on January 1, 2014, 2015 and 2016. Mr. Sterba’s options vest in equal increments on January 1, 2014 and January 1, 2015. Similarly, a NEO’s right to PSUs earned at the end of the performance period and to RSUs (other than PSUs earned and RSUs granted to Mr. Sterba) vests in equal increments on January 1, 2014, 2015 and 2016. Mr. Sterba’s rights to PSUs earned and RSUs vest in equal increments on January 1, 2014 and January 1, 2015. The vesting provisions with regard to Mr. Sterba’s awards are in accordance with the terms of his March 26, 2012 employment letter agreement. See “Executive Compensation—Employment Agreements—Jeffry Sterba” for further information. We believe that the vesting terms provide our executive officers a meaningful incentive for continued employment.

Performance Vesting of PSUs Granted in 2011

In 2011, we granted PSUs to our executives and other employees for which the performance period ended in 2013. The number of PSUs earned was based on our performance with respect to three separate measures shown on the following table and discussed below:

Performance Measure	Weighting at Target
Total Stockholder Return	44.6%
Operational Efficiency Improvement	27.7%
Compounded EPS Growth	27.7%

Total	100.00%

We awarded two types of PSUs in 2011; one type related to the TSR measure, while the other type related to the other two measures, which were equally weighted. The payouts with respect to the two types of PSUs are addressed below.

Total Stockholder Return. This measure is based on the comparative American Water TSR, relative to the total stockholder return performance of the companies in the Dow Jones U.S. Utilities Total Return Index during the applicable performance period. The comparative TSR was computed in the same manner as the comparative TSR is computed with respect to the PSUs granted in 2013, except that the performance period for the PSUs granted in 2011 extended from January 1, 2011 through December 31, 2013.

Our TSR during the performance period was greater than 90 percent of the other companies in the Dow Jones U.S. Utilities Total Return Index Comparator Group. As a result, a number of shares equal to 175 percent of the PSUs granted with respect to this measure were issuable based upon performance vesting, as indicated in the following table:

Name	Number of PSUs Granted	Number of PSUs Performance Vested
Jeffry E. Sterba	12,036	21,062
Ellen C. Wolf	5,563	9,734
Walter J. Lynch	6,334	11,084
Kellye L. Walker	3,678	6,435
John R. Bigelow	1,989	3,480

Operational Efficiency Improvement. This measure was calculated in the same manner as described above for PSUs granted in 2013, but was calculated with respect to each of 2011, 2012 and 2013.

The average of the ratio of total operation and maintenance expense to total operating revenues for our regulated operations in 2011, 2012 and 2013 was 41.8 percent, which resulted in a performance percentage with respect to this measure of 148 percent of target.

Compounded EPS Growth. This measure was based on the growth of our EPS, as reported in our audited financial statements, adjusted to exclude the net impact of any impairment, compounded annually over the three year period from January 1, 2011 through December 31, 2013, over the adjusted EPS of $1.53 for the year ended December 31, 2010.

Our Compounded EPS Growth during the performance period was 12.8 percent, which resulted in a performance percentage equal to 175 percent of target.

After averaging the performance percentage with respect to the operational efficiency improvement measure and the compounded EPS growth measure, a number of shares equal to 161.5 percent of the PSUs granted with respect to the two measures were issuable based on performance vesting, as indicated in the following table.

Name	Number of PSUs Granted	Number of PSUs Performance Vested
Jeffry E. Sterba	14,956	24,152
Ellen C. Wolf	6,913	11,162
Walter J. Lynch	7,871	12,710
Kellye L. Walker	4,570	7,379
John R. Bigelow	2,472	3,991

The performance vested PSUs were paid out in shares of our stock upon certification by the compensation committee on January 23, 2014.

Perquisites

We provide limited perquisites to our executive officers, principally consisting of executive physicals. Because the efforts of our leadership team are important to our success, we believe it is important to provide an executive physical benefit. In keeping with our wellness culture, we believe providing periodic physicals for executives can help them to detect medical conditions before they become serious.

Agreement with Ellen Wolf

We entered into an agreement and release with Ms. Wolf, dated March 25, 2013, under which she agreed to facilitate a transition during the period from April 2, 2013 (the date Ms. Story replaced Ms. Wolf as Senior Vice President and Chief Financial Officer) until May 1, 2013, when she retired. In addition to confirming Ms. Wolf’s retirement benefits under our benefit plans, the agreement provides certain additional benefits, principally with respect to the vesting of, and extension of time to exercise, equity awards. In addition, the agreement provides that Ms. Wolf would receive an AIP award for 2013, prorated for the period from January 1, 2013 to April 30, 2013. The terms of the agreement are described under “Potential Payments on Termination or Change of Control—Agreement Relating to Retirement of Ellen C. Wolf.” In agreeing to these terms, we considered Ms. Wolf’s willingness to assist in the transition, as well as her service to our company for over ten years.

STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2013 annual meeting, the stockholders approved, on a non-binding, advisory basis, the compensation paid to our NEOs, as disclosed under the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2013 annual meeting. The stockholder vote in favor of NEO compensation totaled approximately 97.7 percent of all votes cast, including abstentions. We considered the results of the advisory vote and determined that, in light of the strong favorable vote of our stockholders, no specific action need be taken in response to the vote.

STOCK OPTION GRANT PRACTICES

Our compensation committee makes annual stock option grants to employees, including executive officers, in February of each year. The exercise price per share for options is at least equal to the last reported sale price of our common stock on the date of grant. Moreover, we will not reprice any options without seeking stockholder approval. We believe that our stock option grant practices are appropriate and effectively address any concerns regarding “timing” of grants in anticipation of material events.

EXECUTIVE STOCK RETENTION REQUIREMENTS

In order to closely align the interests of our executives with those of our stockholders, our board of directors has adopted the Stock Retention Program for Executives, which we refer to below as the “Program.” Under the Program, our executive officers are required to retain 30 percent of the gross value realized on each equity grant (i.e., 30 percent of the amount by which the market value of shares obtained on exercise of an option exceeds the exercise price, 30 percent of the market value of shares underlying PSUs earned under the LTIP or 30 percent of the market value of shares underlying vested RSUs) until termination of employment or a change in control, whichever occurs earlier.

As of December 31, 2013, all NEOs were in compliance with the Stock Retention Program for Executives.

HEDGING POLICY

We have a policy that prohibits trading in our derivatives by employees and directors. Specifically, the policy prohibits employees and directors from trading in options (other than options issued under a company plan), futures on our Company’s securities or any other security that derives its price from the price or other attributes of our Company’s securities.

ONGOING AND POST-EMPLOYMENT ARRANGEMENTS AND BENEFIT PLANS

We have several plans and arrangements that enable our NEOs to accrue retirement benefits as they continue to work for us, provide severance benefits upon certain types of termination of employment, or provide other forms of deferred compensation. Most of these plans and agreements have been adopted within the past few years, although some plans, particularly our defined benefit plans that are no longer available to new employees, were adopted some time ago. Not all plans apply to each NEO, as indicated in the discussion below.

Savings Plan for Employees of American Water Works, Inc. and Designated Subsidiaries—the “Savings Plan”

This is a tax qualified defined contribution plan available to employees of American Water, including our NEOs, and certain subsidiaries. Each of our currently employed NEOs participates in the Savings Plan. Under the Savings Plan, an employee may contribute, subject to Internal Revenue Code limitations, 50 percent of his or her base salary up to a maximum contribution of $17,500, plus, for eligible participants, $5,500 for catch-up contributions. For any NEO participant hired before January 1, 2006 who continues to be employed by us (Messrs. Lynch and Bigelow), the matching contribution formula is: 50 percent of a participant’s base salary contributions for the year, up to a maximum of 5 percent of the participant’s base salary. For NEO participants hired after January 1, 2006, the matching contribution formula is: (a) 100 percent for every dollar contributed up to the first 3 percent of the participant’s base salary, and (b) 50 percent on the next 2 percent of the participant’s base salary. In addition, for NEO participants hired after January 1, 2006, we make additional annual contributions equal to the sum of 5.25 percent of the participant’s base salary, subject to Internal Revenue Code limitations. We provide more generous contributions to participants hired after January 1, 2006 because they are ineligible to participate in the defined benefit pension plans described below.

Amounts credited to an employee’s account may be invested among a number of funds, and the value of a participant’s account will be increased or decreased to reflect the performance of selected investments.

American Water Works Company, Inc. Pension Plan—the “AWWPP”; American Water Works Company, Inc. Executive Retirement Plan—the “ERP”

The AWWPP is a tax-qualified defined benefit pension plan available to eligible employees who commenced employment with us prior to January 1, 2006. The AWWPP provides an annual retirement benefit based on an employee’s earnings and years of service. For executives hired prior to July 1, 2001, a grandfathered benefit is provided. Messrs. Lynch and Bigelow participate in the AWWPP.

The ERP is a nonqualified defined benefit pension plan that provides pension benefits under the same formula as the AWWPP, but without the pay and benefit limitations that are applicable to the AWWPP under the Internal Revenue Code. Messrs. Lynch and Bigelow participate in the ERP. We closed the AWWPP and the ERP to new employees on December 31, 2005 and replaced those plans with defined contribution plans. This action was taken for a number of reasons, including to enable us to predict fixed costs for retirement benefits on an ongoing basis. In contrast, we are subject to variable costs in connection with our defined benefit plans based on the performance of the plans’ investment portfolios.

See “Executive Compensation—2013 Pension Benefits” for further information regarding the AWWPP and the ERP.

Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries—the “Deferred Compensation Plan”

This plan is a nonqualified deferred compensation plan that enables participants to defer salary and annual incentive plan awards and provides benefits to executive officers and other highly paid employees in excess of the maximum benefits that may be provided under the Savings Plan as a result of limits imposed by the Internal Revenue Code. We refer to compensation in excess of those limits as “excess compensation.” All of the currently employed NEOs participate in the Deferred Compensation Plan.

Generally, under the Deferred Compensation Plan, an executive may elect to defer up to 20 percent of salary and up to 100 percent of the award paid under the AIP. We provide matching contributions that differ depending on whether the executive was hired by us on or after January 1, 2006. For NEOs hired after January 1, 2006 (Mr. Sterba, Ms. Story and Ms. Walker), we provide the matching contribution we would have made for the executive under the Savings Plan with respect to the executive’s excess compensation if the excess compensation had been taken into account under the Savings Plan. In addition, we make a defined contribution for the account of each of these executives generally equal to 5.25 percent of the sum of base salary that constitutes excess compensation and the award payable under the AIP for the relevant plan year. For executives hired prior to January 1, 2006, and continuously employed by us (Messrs. Lynch and Bigelow), our matching contribution is equal to 50 percent of salary deferrals up to a maximum of five percent of salary; our contributions are more limited for these executives due to their eligibility under our defined benefit pension plan. Each participant may allocate amounts credited to his or her account among several notional investments, and the value of the account will be increased or decreased to reflect deemed returns under the selected notional investments. The participant may elect to receive payment of deferred amounts in a lump sum or in annual installments, on or beginning at separation from service or a specified distribution date. See “Executive Compensation—2013 Nonqualified Deferred Compensation” for additional information.

Executive Severance Policy

Under our executive severance policy, adopted in 2008, we provide severance benefits to our NEOs. Our policy is designed to provide a clear statement of the rights of our executive officers if they are involuntarily terminated without cause. Among other things, the policy calls for 12 months of salary continuation for the NEOs, and a pro rata AIP award for the year in which the termination date occurs to the extent such payment is provided for under the terms of the applicable AIP. Mr. Sterba’s 2012 employment letter agreement provides that he will be entitled to 18 months of salary continuation. See “Executive Compensation—Potential Payments on Termination or Change in Control” for further information.

American Water Works Company, Inc. Nonqualified Employee Stock Purchase Plan—the “ESPP”

Under the ESPP, eligible employees, including our NEOs, are provided an opportunity to purchase our common stock at a discount of ten percent from the lower of the prevailing market price on the first day and last day of each three-month purchase period. Purchases generally are limited to $25,000 per year. We believe that, in addition to the benefit employees realize from the discount, our stockholders will benefit because the ESPP helps to more closely align the interests of our employees and our stockholders.

Change in Control Provisions in Equity Plans

Most of our compensation plans and policies do not contain change in control provisions affecting compensation of our NEOs. However, our equity awards generally vest upon a change in control of American Water. In addition, certain of our contributions to the Deferred Compensation Plan will vest upon a change in control. See “Executive Compensation—Potential Payments on Termination or Change in Control” for further information.

Recovery of Incentive Compensation

In 2010, we instituted a policy governing the recovery of incentive compensation in the event of a material restatement of our financial results under specified circumstances. As a result of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which imposes an executive compensation “clawback” requirement on public companies, and the related NYSE listing standards expected to be adopted, we expect to amend the policy to comply with these executive compensation recovery requirements.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held corporation to its chief executive officer and other NEOs, unless certain conditions are met. Because we wish to maintain flexibility in structuring our compensation to address our corporate goals, the board of directors has not adopted a policy regarding the deductibility of compensation. However, the board will review from time to time the advisability of structuring our compensation programs to satisfy the deductibility requirements of Section 162(m).

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee has recommended to the full board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

William J. Marrazzo (Chair)

Julie A. Dobson

Paul J. Evanson

Julia L. Johnson

Risk Considerations Related to Compensation Policies and Practices

The board and compensation committee have each assessed potential risks related to our compensation policies and practices and have concluded that they are not reasonably likely to have a material adverse effect on American Water. In considering risks related to our compensation policies and practices, the board and compensation committee noted that less than 30 percent of our employees participate in any form of variable compensation and 82 percent of the participating employees have a target award that is not greater than 15 percent of base pay. Therefore, the analysis focused on our executive compensation, because a significant portion of compensation for our senior managers is performance-based. The board and compensation committee considered the following mitigating factors with respect to executive compensation:

•	Factors mitigating risks relating to short-term incentives—Short-term incentives, available through the AIP, comprised only a limited portion of total compensation (in the case of Mr. Sterba, his 2013 AIP target award was approximately 24 percent of direct compensation); company-wide and individual targets were dispersed among a variety of financial and non-financial goals; maximum awards are capped at 200 percent of target; and the compensation committee has broad discretion in determining the amount of AIP awards.

•	Factors mitigating risks related to long-term incentives—The three year vesting and performance periods applicable to our long-term incentive compensation require a long-term executive focus; annual grants of long-term awards result in overlapping vesting and performance periods, which reduces risks that executives will focus only on one performance or vesting period; executives are discouraged from seeking short-term increases in stock prices in connection with stock option exercises because stock options comprise only a portion of our equity compensation and the rest of our equity compensation is based on long-term performance; and our equity compensation is subject to our Stock Retention Program, described above under “Executive Stock Retention Requirements.”

EXECUTIVE COMPENSATION

2013 Summary Compensation Table

The following table sets forth information regarding the compensation of our Chief Executive Officer, our current and former Chief Financial Officers, and each of the persons who were the three other most highly paid executive officers in 2013.

Name and Principal Position	Year	Salary (4)	Bonus	Stock Awards (5)	Option Awards (6)	Non-Equity Incentive Plan Compensation (7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (8)	All Other Compensation (9)	Total
Jeffry E. Sterba	2013	$778,854	$—	$1,500,032	$374,998	$826,088	$—	$216,167	$3,696,139
President and Chief	2012	$732,695	$—	$1,124,988	$750,002	$970,500	$—	$209,530	$3,787,715
Executive Officer	2011	$675,000	$—	$810,019	$539,998	$931,635	$—	$154,486	$3,111,138

Susan N. Story	2013	$390,959	$—	$2,189,650	$160,497	$420,911	$—	$137,942	$3,299,959
Senior Vice President and Chief Financial Officer(1)

Walter J. Lynch	2013	$506,534	$—	$593,983	$148,497	$405,806	$77,835	$94,562	$1,827,217
President and Chief	2012	$493,846	$—	$426,305	$284,201	$448,371	$369,850	$46,437	$2,069,010
Operating Officer of	2011	$489,808	$—	$426,286	$284,201	$473,409	$197,108	$16,433	$1,887,245
Regulated Operations

Ellen C. Wolf	2013	$196,616	$—	$—	$—	$86,740	$—	$92,626	$375,982
Former Senior Vice President and	2012	$480,000	$—	$374,400	$249,600	$372,672	$29,978	$92,572	$1,599,222
Chief Financial Officer(2)	2011	$480,000	$—	$374,399	$249,598	$397,498	$15,167	$71,805	$1,588,467

Kellye L. Walker	2013	$388,267	$—	$336,625	$84,152	$225,011	$—	$100,868	$1,134,923
Chief Administrative Officer,	2012	$380,765	$—	$247,493	$165,001	$272,225	$—	$62,005	$1,127,489
General Counsel and Secretary	2011	$375,000	$—	$247,521	$164,999	$284,666	$—	$46,100	$1,118,286

John R. Bigelow	2013	$308,270	$—	$181,464	$45,377	$162,595	$—	$37,403	$735,109
Senior Vice President,	2012	$301,344	$—	$133,869	$89,249	$195,718	$364,159	$20,450	$1,104,789
Business Services(3)	2011	$297,500	$—	$133,872	$89,251	$192,793	$289,401	$11,060	$1,013,877

(1)	Ms. Story has served as our Senior Vice President and Chief Financial Officer since April 1, 2013.

(2)	Ms. Wolf ceased to serve as our Senior Vice President and Chief Financial Officer on March 31, 2013.

(3)	Mr. Bigelow has served as Senior Vice President, Business Services since September 2011 (prior to that date Mr. Bigelow was President of New Jersey American Water).

(4)	The following officers deferred a portion of their salary under our Nonqualified Savings and Deferred Compensation Plan as follows: Mr. Sterba, $38,939, Mr. Lynch, $35,077, and Ms. Walker $19,414.

(5)	The amounts shown in this column reflect the grant date fair value of the performance stock units (“PSUs”) and, beginning in 2013, the aggregate grant date fair value of PSUs and restricted stock units (“RSUs”) granted to the named executive officers:

The grant date fair value of PSUs and RSUs granted in 2013 are as follows:

	PSUs	RSUs
Jeffrey E. Sterba	$1,125,020	$375,012
Susan N. Story	$481,526	$1,708,124
Walter J. Lynch	$445,493	$148,490
Ellen C. Wolf	$—	$—
Kellye L. Walker	$252,478	$84,147
John R. Bigelow	$136,096	$45,368

With respect to the PSUs, the amounts disclosed in the table above represent the grant date fair value based upon the target outcome of the performance conditions, determined at the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation,” which we refer to as “FASB ASC Topic 718.” The following table shows the value of the PSU awards at the grant date, assuming the highest level of performance was achieved:

Name	Year	Grant Date Fair Value
Jeffry E. Sterba	2013	$1,968,785
	2012	$1,968,729
	2011	$1,417,533
Susan N. Story	2013	$842,671
Walter J. Lynch	2013	$779,613
	2012	$746,034
	2011	$746,001
Ellen C. Wolf	2013	$—
	2012	$655,200
	2011	$655,198
Kellye L. Walker	2013	$441,837
	2012	$433,113
	2011	$433,162
John R. Bigelow	2013	$238,168
	2012	$234,271
	2011	$234,276

See Note 8: Stockholders’ Equity in the notes to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for the assumptions that were made in determining grant date fair values of the PSU and RSU awards.

(6)	The amounts shown in this column reflect the grant date fair value of stock options granted to the named executive officers, determined in accordance with FASB ASC Topic 718. See Note 8: Stockholders’ Equity in the notes to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for the assumptions that were made in determining grant date fair values of the stock options.

(7)	The amounts shown in this column for 2013 constitute the payments for the 2013 AIP, which was paid on March 5, 2014. The amounts shown in this column for 2012 represent the payment for the 2012 AIP, which was paid on March 8, 2013. The amounts shown in this column for 2011 represent the payment for the 2011 AIP, which was paid on March 14, 2012.

(8)	The amounts shown in this column reflect the aggregate changes in the actuarial present values of the named executive officers’ accumulated benefits under our qualified and nonqualified defined benefit pension plans from the pension plan measurement date used for our 2012 audited financial statements, to the pension plan measurement date used for our 2013 audited financial statements. For further information on the pension plans, see “2013 Pension Benefits,” below. For Mr. Bigelow and Ms. Wolf, no change in actual present value of accumulated benefits is shown in the table because the value declined in 2013 (by $3,907 in the case of Mr. Bigelow, and by $15,929 in the case of Ms. Wolf). In addition, because there were no above-market earnings on the named executive officers’ deferred compensation, no amounts of deferred compensation are required to be shown in this column, pursuant to rules of the Securities and Exchange Commission.

(9)	The following table shows the components of the amounts listed in the 2013 “All Other Compensation” column for each named executive officer:

Name	401 (k) Company Match	401 (k) Defined Contribution Company Match Account (a)	Company Contributions to Deferred Contribution Plan (b)	Exec. Perq. Executive Physical	Dividend Equivalents (c)	Company Paid Life Insurance	Relocation	Total All Other Comp
Jeffry E. Sterba	$10,200	$13,388	$124,870	$7,677	$59,629	$403	—	$216,167
Susan N. Story	$3,666	$13,388	$22,098	—	—	$269	$98,521	$137,942
Walter J. Lynch	$6,327	—	$6,288	—	$81,544	$403	—	$94,562
Ellen C. Wolf	$8,925	$10,322	—	—	$72,976	$403	—	$92,626
Kellye L. Walker	$10,200	$13,388	$33,141	—	$43,736	$403	—	$100,868
John R. Bigelow	$6,375	—	—	$5,184	$25,441	$403	—	$37,403

(a)	The Defined Contribution Match Account is an account in our 401(k) plan to which American Water contributes 5.25% of each eligible employee’s total cash compensation (which includes base pay and annual incentive plan payouts), subject to Internal Revenue Code limits on compensation that may be taken into account. Only employees hired on or after January 1, 2006 are eligible for this contribution.

(b)	The amounts in this column represent matching contributions that the Company has made to the named executive officers’ accounts in our Nonqualified Savings and Deferred Compensation Plan. For further information on this plan, see “2013 Nonqualified Deferred Compensation” below.

(c)	Dividend equivalents are paid in cash, with respect to PSUs and RSUs, at such time, if ever, as the PSUs or RSUs are converted to American Water common stock. Only PSU dividend equivalents were paid out in 2013. Dividend equivalents with respect to RSUs, which were first granted in 2013, will be paid upon vesting.

Employment Agreements

We have employment agreements with Mr. Sterba and Mses. Story and Walker, which are summarized below. Portions of the employment agreements, if any, addressing terms relating to retirement or other termination of employment are described below under “Potential Payments on Termination or Change in Control.”

Jeffry E. Sterba. Under an employment letter agreement with us dated March 26, 2012, Mr. Sterba served as the Company’s President and Chief Executive Officer, and as a member of our Board of Directors. The agreement provided the following compensatory terms:

•	Mr. Sterba’s annual base salary was increased to $750,000, effective on March 19, 2012.

•	Mr. Sterba’s target award under the Company’s annual incentive plan continued to be set at 100% of his annual base salary.

•	For the years 2012, 2013 and 2014, Mr. Sterba’s target payout under the Company’s Long-Term Incentive Plan (“LTIP”) will be 250% of his annual base salary.

•	Mr. Sterba’s performance stock unit (“PSU”) grants and option grants under the LTIP in 2013 and 2014 will be subject to the following terms:

•	Grants made in 2013 will time-vest in two equal installments on January 1, 2014 and 2015.

•	Grants made in 2014 will fully time-vest on January 1, 2015.

•	The time-vesting of Mr. Sterba’s options and PSUs generally are subject to his continued employment by the Company, subject to provisions described below under “Potential Payments on Termination or Change in Control—Severance Terms in Jeffry E. Sterba’s Employment Letter Agreement and Amendment to the Employment Letter Agreement.”

•	Each PSU grant also would be subject to performance-vesting criteria based upon our performance during the applicable three year performance period, and payouts, if any, to Mr. Sterba under the PSUs would be made between January 1 and March 15 of the year following the last year of the performance period.

The Agreement also provided for Mr. Sterba’s participation in our health, life, disability and liability insurance, 401(k) and deferred compensation plans. Mr. Sterba’s Amended Agreement December, 2013.

On December 12, 2013, the board approved a succession plan under which, effective at the time of the 2014 Annual Meeting, Mr. Sterba will be succeeded as President and Chief Executive Officer by Ms. Story. In connection with the succession plan, we entered into a letter agreement with Mr. Sterba, dated December 12, 2013, amending the March 26, 2012 employment letter agreement. The amendment includes the following terms:

•	Mr. Sterba will continue as the President and Chief Executive Officer and as a director until the 2014 Annual Meeting.

•	After the 2014 Annual Meeting, Mr. Sterba will continue as an employee (but not as a director) of the Company until January 1, 2015, serving as an advisor to Ms. Story.

•	Mr. Sterba will continue to receive his current base salary through May 31, 2014. For the remaining seven months of 2014, he will receive a base salary at the rate of $20,000 per month.

•	Mr. Sterba will continue to participate in the AIP with his target award for 2014 based upon the actual salary paid to him during 2014.

•	Mr. Sterba will continue to participate in the LTIP, with his target award for 2014 based upon his base salary in effect in February 2014, when the award was made.

•	Mr. Sterba’s RSU grants under the LTIP for 2013 and 2014 are or will be subject to the following vesting terms:

•	Grants made in 2013 will vest in two equal installments on January 1, 2014 and 2015.

•	Grants made in 2014 will fully vest on January 1, 2015.

Susan N. Story. Ms. Story entered into an employment letter agreement with us dated February 20, 2013. Under the agreement, Ms. Story has served as our Senior Vice President and Chief Financial Officer. The agreement provided for Ms. Story’s annual base salary of $535,000 and her participation in the AIP with a target payout equal to 75 percent of her base salary. The agreement also provided for Ms. Story’s participation in the LTIP, with a target payout equal to 150 percent of her base salary. In addition, Ms. Story is eligible to participate in our deferred compensation, retirement and benefit plans. Ms. Story also was granted 37,500 RSUs, which were designed to replace the economic benefits she forfeited as a result of terminating her previous employment. The RSUs vest in equal one-third increments 12, 18 and 24 months from the effective date of grant.

As noted above, Ms. Story will become our President and Chief Executive Officer following the 2014 Annual Meeting. We anticipate that Ms. Story’s compensation will be adjusted to reflect her new responsibilities. However, the terms of her adjusted compensation have not yet been determined.

Kellye L. Walker. Ms. Walker entered into an employment letter agreement with us, dated December 21, 2009. Under the agreement, Ms. Walker initially served as our Senior Vice President, General Counsel and Secretary. The agreement provided for Ms. Walker’s annual base salary of $340,000 (which we subsequently increased to $375,000 in light of additional responsibilities she assumed upon her appointment as our Chief Administrative Officer, Senior Vice President, General Counsel and Secretary in September 2010), and her participation in the annual incentive plan with a target payout equal to 55 percent of her base salary. The agreement also provided for Ms. Walker’s participation in our long-term incentive plan with a target payout equal to 110 percent of her base salary. In addition, Ms. Walker is eligible to participate in our deferred compensation, retirement and benefit plans.

2013 Grants of Plan-Based Awards

The following table provides certain information regarding plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2013:

Name and Type of Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards ($)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Target	Maximum	Threshold	Target	Maximum
Jeffry E. Sterba
Annual Incentive Plan	12/7/2012	$787,500	$1,575,000
Options	2/21/2013							69,573	$39.45	$374,998
PSU	2/21/2013			3,511	14,045	24,579				$562,502
PSU	2/21/2013			3,565	14,259	24,953				$562,518
RSU	2/21/2013						9,506			$375,012

Susan N. Story
Annual Incentive Plan	2/20/2013	$401,250	$802,500
Options	4/1/2013							28,457	$41.27	$160,497
PSU	4/1/2013			1,509	6,034	10,560				$240,757
PSU	4/1/2013			1,459	5,834	10,210				$240,769
RSU	4/1/2013						41,389			$1,708,124

Walter J. Lynch
Annual Incentive Plan	12/7/2012	$382,500	$765,000
Options	2/21/2013							25,169	$39.45	$148,497
PSU	2/21/2013			1,391	5,562	9,734				$222,758
PSU	2/21/2013			1,412	5,646	9,881				$222,735
RSU	2/21/2013						3,764			$148,490

Ellen C. Wolf
Annual Incentive Plan	12/7/2012	$94,685	$189,370
Options	2/21/2013							—	$—	—
PSU	2/21/2013			—	—	—				—
PSU	2/21/2013			—	—	—				—
RSU	2/21/2013						—			—

Kellye L. Walker
Annual Incentive Plan	12/7/2012	$214,500	$429,000
Options	2/21/2013							14,263	$39.45	$84,152
PSU	2/21/2013			788	3,152	5,516				$126,238
PSU	2/21/2013			800	3,200	5,600				$126,240
RSU	2/21/2013						2,133			$84,147

John R. Bigelow
Annual Incentive Plan	12/7/2012	$155,000	$310,000
Options	2/21/2013							7,691	$39.45	$45,377
PSU	2/21/2013			425	1,699	2,973				$68,045
PSU	2/21/2013			431	1,725	3,019				$68,051
RSU	2/21/2013						1,150			$45,368

(1)	These columns present target and maximum annual incentive plan payout opportunities. The actual payments that were made under the annual incentive plan for 2013 performance are shown in the 2013 Summary Compensation Table. There is no specified minimum award for participants in the annual incentive plan. Ms. Wolf’s target and maximum possible payouts were prorated to reflect the portion of the year prior to her May 1, 2013 retirement. For further information on the annual incentive plan, see “Compensation Discussion and Analysis—2013 Compensation—Annual Incentive Compensation.”

(2)	These columns present threshold, target and maximum payout opportunities with respect to our performance stock units. For further information on the Long Term Incentive Plan, under which the performance stock units were granted, see “Compensation Discussion and Analysis—2013 Compensation—Long Term Incentive Compensation.”

(3)	This column reflects grants of restricted stock units. For further information on the Long Term Incentive Plan, under which the restricted stock units were granted, see “Compensation Discussion and Analysis – 2013 Compensation – Long Term Incentive Compensation.”

(4)	These columns reflect grants of stock options and their respective exercise prices. For further information on the Long Term Incentive Plan, under which the stock options were granted, see “Compensation Discussion and Analysis—2013 Compensation—Long Term Incentive Compensation.”

(5)	This column represents the grant date fair values of the performance stock units, restricted stock units and stock options, determined in accordance with FASB ASC Topic 718. See footnotes (4) and (5) to the 2013 Summary Compensation Table for additional information.

2013 Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by our named executive officers at December 31, 2013.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Exercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
Jeffry E. Sterba
	2/24/2011	70,037	35,021	$27.08	12/31/2017	—	—	26,992	$1,140,682
	2/23/2012	29,459	58,921	$34.12	12/31/2018	—	—	21,522	$909,520
	4/02/2012	11,400	22,802	$34.35	12/31/2018	—	—	8,251	$348,687
	2/21/2013	—	69,573	$39.45	12/31/2019	9,506	$401,724	28,304	$1,196,127
Susan N. Story
	4/1/2013	—	28,457	$41.27	12/31/2019	41,389	$1,749,099	11,868	$501,542
Walter J. Lynch
	2/24/2011	36,860	18,432	$27.08	12/31/2017	—	—	14,205	$600,303
	2/23/2012	15,504	31,010	$34.12	12/31/2018	—	—	11,327	$478,679
	2/21/2013	—	25,169	$39.45	12/31/2019	3,764	$159,067	11,208	$473,650
Ellen C. Wolf
	2/24/2011	—	—	$27.08	12/31/2017	—	—	12,476	$527,236
	2/23/2012	—	—	$34.12	12/31/2018	—	—	9,948	$420,402
Kellye L. Walker
	2/24/2011	7,900	10,701	$27.08	12/31/2017	—	—	8,248	$348,560
	2/23/2012	9,001	18,004	$34.12	12/31/2018	—	—	6,576	$277,902
	2/21/2013	—	14,263	$39.45	12/31/2019	2,133	$90,141	6,352	$268,436
John R. Bigelow
	2/24/2011	11,575	5,789	$27.08	12/31/2017	—	—	4,461	$188,522
	2/23/2012	4,868	9,739	$34.12	12/31/2018	—	—	3,557	$150,319
	2/21/2013	—	7,691	$39.45	12/31/2019	1,150	$48,599	3,424	$144,698

(1)	The options granted in 2011, 2012 and 2013 (other than the options granted to Mr. Sterba on February 21, 2013) vest in equal increments on January 1 of each of the three years next following the year in which the options were granted. The options granted to Mr. Sterba on February 21, 2013 vest in equal increments on January 1, 2014 and January 1, 2015.

(2)	This column reflects restricted stock units granted as described under “Compensation Discussion and Analysis—2013 Compensation—Long Term Incentive Plan,” that are not subject to performance conditions and will time-vest in equal increments on January 1, 2014, 2015 and 2016, subject to continued employment through such date, except as noted in the following sentence. The restricted stock units held by Mr. Sterba will time vest in equal installments on January 1, 2014 and 2015, and 37,500 restricted stock units held by Ms. Story will time vest in equal installments on April 1, 2014, October 1, 2014 and April 1, 2015.

(3)	The market value of the restricted stock units and performance-based stock units is based on the $42.26 closing price of our common stock on December 31, 2013, as reported by the NYSE.

(4)	This column reflects performance stock units granted as described under “Compensation Discussion and Analysis—2013 Compensation—Long Term Incentive Plan,” that are subject to performance conditions and, to the extent performance conditions have been satisfied, time-vest in equal increments on January 1, 2014, 2015 and 2016, subject to continued employment through such date. The number of shares disclosed in this column represents the amount that performance vests if target performance is achieved.

2013 Option Exercises and Stock Vested

The following table provides information regarding the exercise of stock options and vesting of restricted stock units held by our named executive officers at December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized On Exercise(1)	Number of Shares Acquired on Vesting	Valued Realized on Vesting(2)
Jeffry E. Sterba	—	—	20,077	$769,752
Susan N. Story	—	—	—	—
Walter J. Lynch	20,000	$428,750	27,456	$1,052,663
Ellen C. Wolf	333,199	$5,774,906	24,571	$942,052
Kellye L. Walker	18,682	$301,435	14,726	$564,595
John R. Bigelow	43,334	$815,340	8,566	$328,420

(1)	Based on the difference between the market value of the underlying common stock at exercise and the exercise price of the options.

(2)	Based on the $38.34 the closing share price on January 23, 2013 (the date the applicable performance share units vested).

2013 Pension Benefits

American Water Works Company, Inc. Pension Plan

The American Water Works Company, Inc. Pension Plan, which we refer to as the “AWWPP,” is a qualified pension plan that provides for a pension benefit equal to 1.6% of final average pay multiplied by years of service. Final average pay is defined for purposes of the plan as the average sum of base pay plus annual incentive payout for the highest 60 months out of the final 120 months of employment. For executives hired prior to July 1, 2001, a grandfathered benefit is provided. Normal retirement is defined as age 65, and early retirement eligibility is satisfied when an employee’s age is at least 55 and the employee has attained a service requirement that varies based on whether the employee is in a grandfathered group and, if so, the location of such group. Benefits vest in the AWWPP upon completion of five years of service. All the named executive officers who participate in the plan are vested in their pension benefits. The normal form of payment is a single life annuity for single participants and a 50% joint and survivor annuity for married participants. The 50% joint and survivor annuity benefit amount is determined to be actuarially equivalent to the single life annuity amount. There is a reduction in benefits for early retirement for participants other than those who retire at age 62 or older with specified service levels, such as 20 years of service for someone who is age 62.

American Water Works Company, Inc. Executive Retirement Plan

The American Water Works Company, Inc. Executive Retirement Plan, which we refer to as the ERP, is a nonqualified defined benefit pension plan that provides benefits under the same formula as the AWWPP, but without the pay and benefit payment limitations that are applicable to the AWWPP under the Internal Revenue Code and including deferred compensation in calculating the final average pay. The ERP also provides a minimum benefit in accordance with provisions of former executive retirement plans that American Water sponsored, the American Water Works Company, Inc. Supplemental Executive Retirement Plan and Supplemental Retirement Plan, which we refer to as the SERP and SRP, respectively. Executives who were participants in this nonqualified pension plan are entitled to the greater of the benefits determined pursuant to the restoration formula under the ERP and the benefits determined pursuant to their respective prior nonqualified plan formulas. Mr. Bigelow participated in the former SRP. Mr. Lynch participates in the restoration provisions of the ERP. All the named executive officers who participate in a nonqualified plan are vested in their nonqualified pension benefits. Upon retirement, nonqualified plan benefits are payable as lump sums unless the participant has elected an alternate form of payment pursuant to the regulations under Section 409A of the Internal Revenue Code. Mr. Bigelow will receive his benefit as an annuity and Mr. Lynch will receive his benefits as a lump sum. Upon voluntary termination of employment prior to eligibility for early or normal retirement, nonqualified benefits are payable as deferred (to age 65) annuities or lump sum equivalents of such deferred annuities. All nonqualified plan lump sums are calculated as the present value of deferred or immediate single life annuities.

Name	Plan Name	Number of Years Accredited Service	Present value of Accumulated Benefit(3)	Payments During Last Fiscal Year
Jeffry E. Sterba	N/A(1)	N/A	N/A	N/A
Susan N. Story	N/A(1)	N/A	N/A	N/A
Walter J. Lynch(2)	AWW Inc. Executive Retirement Plan	9.04	703,350	N/A
	AWW Co. Pension Plan	9.04	273,458	N/A
Ellen C. Wolf(2)	AWW Co. Pension Plan	4.52	169,492	N/A
Kellye L. Walker	N/A(1)	N/A	N/A	N/A
John R. Bigelow(2)	AWW Inc. Executive Retirement Plan	19.68	1,313,957	N/A
	AWW Co. Pension Plan	19.68	1,020,368	N/A

(1)	Since Mr. Sterba, Ms. Story and Ms. Walker were hired after 2005, they do not participate in our defined benefit plans.

(2)	Ms. Wolf is entitled to receive a benefit from the AWWPP, attributable to her prior period of employment from May 24, 1999 through December 1, 2003. The benefit is payable in its normal form of a life annuity or actuarially equivalent Joint and Survivor form beginning at age 65. Ms. Wolf may elect to commence reduced payments immediately since her age plus credited service exceed 70. At the time Mr. Lynch’s age plus credited service exceed 70, he also becomes eligible for a subsidized early retirement benefit payable as an annuity under the provisions of the plans. Presently Mr. Bigelow and Mr. Lynch are eligible to receive a disability retirement benefit under this plan.

(3)	Amounts shown reflect the present value of the accumulated benefit of each named executive officer as of December 31, 2013. All amounts for the pension plans were determined using the same interest and mortality assumptions as those used for financial reporting purposes. The following assumptions were used to calculate pension values at the following measurement dates: 2012 (for purposes of the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “2013 Summary Compensation Table”)—discount rate of 4.17% and an assumed interest basis (assumed to be 4.17%), for calculating lump sums that reflects the change to Section 417 of the Internal Revenue Code made by the Pension Protection Act of 2006 and mortality based on the Society of Actuaries’ RP2000 sex distinct tables projected to 2019 with phase out and no collar adjustment for discounting annuity payments, and the Society of Actuaries’ RP 2000 unisex static table for calculating lump sums as prescribed by Section 417 of the Internal Revenue Code for 2012, and for 2013 (for purposes of the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “2013 Summary Compensation Table” and for this table)—discount rate of 5.12% and an assumed interest basis for calculating lump sums (assumed to be 5.12%) that reflects the change to Section 417 of the Internal Revenue Code made by the Pension Protection Act of 2006, and mortality based on the Society of Actuaries’ RP2000 sex distinct tables projected to 2020 with phase out and no collar adjustment for discounting annuity payments, and the Society of Actuaries’ RP 2000 unisex static table for calculating lump sums as prescribed by Section 417 of the Internal Revenue Code for 2013.

For further information on American Water’s defined benefit pension plans, see “Potential Payments on Termination or Change in Control,” below.

2013 Nonqualified Deferred Compensation

All the named executive officers participate in the Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries. For the named executive officers, the deferred compensation plan permits the deferral of up to 20% of base salary and up to 100% of bonus each year on a tax-favored basis. It also provides for annual matching contributions determined by the following formula for named executive officers hired on or after January 1, 2006 (Mr. Sterba and Mses. Story, Walker and Wolf): (a) the sum of (i) 100% of a participant’s voluntary deferrals for the year, up to a maximum of 3% of the sum of the participant’s base salary and bonus and (ii) 50% of a participant’s voluntary deferrals for the year, up to a maximum of the next 2% of the sum of the participant’s base salary and bonus, less (b) the maximum amount of matching contributions that the participant is eligible to receive under the 401(k) plan for the year. For named executive officers hired before January 1, 2006 (Messrs. Lynch and Bigelow), the matching contribution formula is: (a) 50% of a participant’s base salary deferrals for the year, up to a maximum of 5% of the participant’s base salary, less (b) the maximum amount of matching contributions that the participant is eligible to receive under the 401(k) plan for the year. In addition, we make additional annual contributions for named executive officers hired on or after January 1, 2006, equal to the sum of (a) 5.25% of the participant’s base salary in excess of the dollar limitation in effect under Section 401(a)(17) of the Internal Revenue Code with respect to the year and (b) 5.25% of the participant’s bonus. Participants’ deferred compensation accounts are credited with returns in accordance with the deemed investment options elected by the participant. Participants are immediately vested in all contributions to the plan, except for the 5.25% annual contributions, which vest at the earliest of (i) completion of five years of service, (ii) attainment of age 65, (iii) death, or (iv) a change in control. Under the terms of the December 12, 2013 amendment to Mr. Sterba’s employment letter agreement, effective January 1, 2015 or as soon therafter as administratively possible, we will fully vest the 5.25 percent annual contributions credited to Mr. Sterba’s account for each of the 2011-2014 plan years. Participants may elect to receive their account balances at any of the following times: (i) separation from service, (ii) a specified distribution date, (iii) the earlier of separation from service or a specified distribution date or (iv) the later of separation from service or a specified distribution date, and may elect any of the following forms for distribution of their accounts: (i) lump sum or (ii) annual installments paid over a period of between two and 10 years. None of the named executive officers had any withdrawals or distributions from the plan in 2013.

Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (c)(2)	Aggregate Earning in Last Fiscal Year	Aggregate Withdrawals/ Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year (3)
Jeffry E. Sterba	$80,243	$124,870	$82,064	$(270)	$725,321
Susan N. Story	$—	$22,098	$—	$—	$22,098
Walter J. Lynch	$75,658	$6,288	$90,949	$—	$547,220
Ellen C. Wolf	$—	$—	$(3,988)	$—	$366,907
Kellye L. Walker	$30,664	$33,141	$2,979	$—	$159,676
John R. Bigelow	$—	$—	$42,807	$—	$200,059

(1)	The following amounts in this column are also reported as compensation to the named executive officers in the 2013 Summary Compensation Table in the columns indicated:

Named Executive Officer	Salary	Non Equity Incentive Plan Compensation
Jeffry E. Sterba	$38,939	$41,304
Susan N. Story	$—	$—
Walter J. Lynch	$35,077	$40,581
John R. Bigelow	$—	$—
Kellye L. Walker	$19,414	$11,251

(2)	The amounts in this column are also reported as compensation to the named executive officers in the 2013 Summary Compensation Table in the “All Other Compensation” column.

(3)	The following amounts were reported in the Summary Compensation Table in previous years as compensation to the listed named executive officers: Mr. Sterba, $438,414; Mr. Lynch, $374,325; Ms. Wolf, $370,895; Ms. Walker $92,892; and Mr. Bigelow, $157,252.

Potential Payments on Termination or Change in Control

This section describes the potential payments that would have been made to the named executive officers upon various types of terminations of employment or a change in control of American Water on December 31, 2013.

Executive Severance Policy. Our executive severance policy provides severance benefits to executives whose employment is involuntarily terminated by American Water for reasons other than cause. The determination of whether an executive’s employment is terminated for cause will be made at the sole discretion of the board of directors of American Water. Under the policy, eligible executives will receive 12 months of their base salary, in the form of base salary continuation. As noted below under “Severance Terms in Jeffry E. Sterba’s Employment Letter Agreement and Amendment to Employment Letter Agreement.” Mr. Sterba’s employment letter provides that, notwithstanding the terms of the executive severance policy, he would be entitled to 18 months of base salary. Eligible executives are entitled to continued health, dental and vision coverage based on their years of service, in the amount of eight weeks of coverage for less than five years of service, 12 weeks of coverage for at least five years but less than 10 years of service and 16 weeks of coverage for 10 or more years of service. They are also entitled to life insurance coverage and continued participation in the employee assistance plan for the number of months of their severance benefits, as well as 12 months of outplacement services. In order to receive severance benefits under the executive severance policy, an executive must sign a release and waiver of any claims against American Water and agree to certain restrictive covenants. Severance benefits payable under the severance policy will be offset and reduced by any other severance benefits payable under any employment agreement or otherwise.

Severance Terms in Jeffry E. Sterba’s Employment Letter Agreement and Amendment to the Employment Letter Agreement. Mr. Sterba’s employment letter agreement with us, dated March 26, 2012, provides that, in the event we terminate Mr. Sterba’s employment without “cause” (as defined in the agreement) or he terminates employment with us for “good reason” (as defined in the agreement),

•	Mr. Sterba will be entitled to receive 18 months base salary, payable in installments, and will continue to receive health, dental and vision coverage in accordance with our executive severance policy.

•	The option term of options to purchase 25,000 shares previously granted to Mr. Sterba in August 2010 will be extended to the earlier of two years from his termination or the end of the seven year term of the options.

•	All outstanding PSUs and options granted to him in 2012, 2013 and 2014 will fully time-vest (and the option term will be extended to the earlier of two years from his termination or the end of the stated term of such options). Time-vesting also will be accelerated in the event of his death or disability. (Each PSU grant will remain subject to performance-vesting criteria based upon our performance during the applicable three year performance period.)

To the extent the terms of the LTIP and related grants provide more favorable vesting provisions than those set forth above, the terms of the LTIP and related grants will control.

“Good reason” is defined as meaning any of the following events occurring without Mr. Sterba’s consent: Mr. Sterba ceases to be our Chief Executive Officer other than in connection with the appointment by the board of directors during 2014 or thereafter of a new Chief Executive Officer; Mr. Sterba ceases to be a member of the board of directors; any material breach by us of any of the terms and conditions of the 2013 Employment Agreement; Mr. Sterba is required to relocate his office to a location more than 50 miles from its current location in Voorhees, New Jersey; Mr. Sterba’s duties as Chief Executive Officer are diminished or altered in any way to his material detriment other than in connection with the appointment during 2014 or thereafter of a new Chief Executive Officer; or Mr. Sterba’s compensation or benefits are diminished or altered in any way to his material detriment.

We amended Mr. Sterba’s employment letter agreement on November 12, 2013. Under the amendment Mr. Sterba agreed that he will not be entitled to any payments under the executive severance policy upon termination of his employment on January 1, 2015. In addition, effective January 1, 2015 and as soon thereafter as administratively practicable, we will fully vest employer defined contributions credited to Mr. Sterba’s account under the Nonqualified Savings and Deferred Compensation Plan for each of the 2011-2014 plan years. For further information on the amendment, see “Executive Compensation—Employment Agreements—Jeffry E. Sterba,” above.

Agreement Relating to Retirement of Ellen C. Wolf. In connection with her cessation of service as our Senior Vice President and Chief Financial Officer on April 1, 2013, we entered into an Agreement and General Release with Ms. Wolf on March 25, 2013. Under the agreement, as amended on March 27, 2013, Ms. Wolf agreed to facilitate a transition during the period from April 2, 2013 until May 1, 2013, and thereafter, to perform consulting work through August 30, 2013. In return for the performance of her obligations under the Agreement and General Release, options to purchase 43,423 shares of our common stock granted to Ms. Wolf in 2011 and 2012 that otherwise would not have vested fully vested and may be exercised within one year from her May 1, 2013 date of retirement. Ms. Wolf’s 12,476 performance stock units granted to her in 2011 and 9,948 performance stock units granted to her in 2012 also became fully vested, and the number of shares underlying performance stock units ultimately to be delivered to Ms. Wolf with respect to such performance stock units otherwise will be determined in accordance with the terms of the relevant performance stock unit agreement. Ms. Wolf’s benefits under the Company’s pension plan, Nonqualified Savings and Deferred Compensation Plan, and, except as otherwise noted above, Omnibus Equity Compensation Plan, are not affected by the Agreement and General Release.

Deferred Compensation Plans. Our deferred compensation plan for employees is described above under “2013 Nonqualified Deferred Compensation.” This Section describes the payments that would be made under that plan upon various types of termination. Since employees are immediately vested in all contributions to the plan other than our annual 5.25 percent contributions, they would receive their full account balances, less the portion of their balances attributable to such 5.25 percent contributions, upon any termination of employment other than for cause. Because participants other than Mr. Sterba do not vest in our 5.25 percent contributions until completion of five years of service, attainment of age 65, change in control or death, participants whose employment terminates before any such events would not receive amounts attributable to such contributions, and participants whose employment terminates after any such events would receive such amounts. Mr. Sterba will vest in our 5.25 percent annual contributions for each of the 2011-2014 plan years on January 1, 2015 or as soon thereafter as administratively possible. Upon a termination for cause, all employer contributions to the deferred compensation plan would be forfeited by the participants but participants would still be entitled to their elective deferrals. Payments of vested amounts will be made at the time and in the form elected by the participant, except that a lump-sum distribution of vested amounts will be paid upon death. Amounts shown in the table are the values each named executive officer would have been entitled to given a termination on December 31, 2013, except in the case of Ms. Wolf, where the actual value to which she was entitled upon retirement is shown.

Defined Benefit Plans. Our retirement plans are described above under “2013 Pension Benefits.” This section describes the payments that would be made under the retirement plans upon various types of termination of employment.

Voluntary termination—Despite being ineligible for retirement, Mr. Lynch would have been entitled to benefits from the AWWPP and the ERP, upon voluntary termination at December 31, 2013. Mr. Lynch’s annual AWWPP benefit, payable as a 50 percent joint and survivor annuity beginning at age 65, is $32,519. Mr. Lynch will receive his ERP benefit as a lump sum. Upon voluntary termination, Mr. Bigelow would be eligible for an early retirement benefit described in the next section.

Retirement—At December 31, 2013, Mr. Bigelow was eligible for early retirement benefits under the AWWPP and (for Mr. Bigelow only) ERP. Ms. Wolf was eligible for these benefits under the AWWPP upon her retirement. Mr. Bigelow’s estimated annual AWWPP benefit, payable immediately upon his separation from service as a 50 percent joint and survivor annuity, is $62,316 as of January 1, 2014; his annual ERP benefit is $80,246 as of January 1, 2014. Ms. Wolf’s annual AWWPP benefit, payable immediately upon her separation from service as a single life annuity, is $12,069 as of the date of her retirement.

Involuntary termination without cause—Under the AWWPP and the nonqualified plan benefits payable upon a termination of employment without cause are in the same amount, have the same timing and are in the same form as those payable upon a voluntary termination for Mr. Lynch.

Involuntary termination without cause following a change in control—Upon an involuntary termination of employment without cause resulting from a change in control, AWWPP and nonqualified plan benefits are in the same amount, have the same timing and are in the same form as those payable upon a voluntary termination for Mr. Lynch, and upon early retirement for Mr. Bigelow.

Termination for cause—In the case of termination for cause, benefits payable from the AWWPP and from the nonqualified plan are in the same amount, have the same timing and are in the same form as those payable upon a voluntary termination for Mr. Lynch and upon early retirement for Mr. Bigelow.

Disability—Benefits payable upon a termination of employment as a result of a disability are determined under the AWWPP and the nonqualified plan in the same manner as benefits payable upon early retirement, except that disability benefits are payable immediately and without reduction for early commencement. AWWPP benefits are payable as annuities; nonqualified plan disability benefits are payable as lump sums unless the participant has elected an alternate form of payment. Messrs. Lynch and Bigelow, who have completed the required 10 years of service, qualify for disability benefits.

Death—If Mr. Lynch had died on December 31, 2013, his surviving spouse or named beneficiary would have received benefits under the AWWPP and the ERP calculated as if he had survived to age 55 and elected a 100 percent joint and survivor annuity. The benefit under the AWWPP would have been payable to him as an annuity beginning at his 55th birthday based on the age 55 early retirement factor, the age 55 100 percent joint and survivor factor (where the survivor’s age is what it would be on his 55th birthday) and using service as of the date of death. The benefit under the ERP would have been paid to Mr. Lynch as the immediate lump-sum equivalent of an annuity determined in the same manner as under the AWWPP.

If Mr. Bigelow had died on December 31, 2013, his surviving spouse or named beneficiaries would have received benefits under the AWWPP and the ERP calculated as if they had immediately elected a 100 percent joint and survivor annuity. The benefit under the AWWPP would have been equivalent to that payable to him as an immediate annuity based on his current age early retirement factor, a 100 percent joint and survivor factor based on his and his survivors’ current age. The benefit under the ERP would have been paid to Mr. Bigelow as the immediate lump-sum equivalent of an annuity determined in the same manner as under the AWWPP.

For purposes of reporting these benefits in the termination tables, we assumed that Mr. Lynch was married and his spouse was the same age as Mr. Lynch; we assumed Mr. Bigelow was married and used his spouse’s actual age.

Omnibus Equity Compensation Plan Awards. Vesting of our stock option, performance share unit and restricted stock unit awards under our 2007 Omnibus Equity Compensation Plan will be accelerated as follows:

•	All stock options will vest in full upon a holder’s death or disability, or upon a change in control.

•	Upon a change in control, the performance share units will vest with respect to the tranches of performance share unit awards that have time-vested, based upon the assumption that target performance is achieved. Upon death or disability, the performance share units will performance-vest with respect to the tranches of performance share unit awards that already have time-vested, based upon actual performance as determined at the end of the performance period.

•	Restricted stock units for Mr. Sterba will vest in full upon his death or disability, or upon a change in control. All unvested restricted stock units for other NEOs will be immediately forfeited upon a change in control or death or disability.

As described above under “Severance Terms in Jeffrey E. Sterba’s Employment Letter Agreement and Amendment to Employment Letter Agreement,” Mr. Sterba’s employment letter agreement provides that options and PSUs we grant to him in 2012, 2013 and 2014 will fully time-vest upon our termination of his employment without cause or termination by Mr. Sterba for good reason. As noted above under “Agreement Relating to Retirement of Ellen C. Wolf,” in return for the performance of her obligations under the Agreement and General Release, dated March 25, 2013, options to purchase 43,423 shares of our common stock that we granted to her in 2011 and 2012 that otherwise would not have vested fully vested upon her retirement and may be exercised within one year from her date of retirement. Ms. Wolf’s 12,476 performance stock units granted to her in 2011 and 9,948 performance stock units granted to her in 2012 also became fully vested, and the number of shares underlying performance stock units ultimately to be delivered to Ms. Wolf with respect to such performance stock units otherwise will be determined in accordance with the terms of the relevant performance stock unit agreement. All the named executive officers’ options time-vest upon death or disability, and time-vest on a prorated basis upon retirement (based on the portion of the vesting period completed prior to retirement).

Quantifications of Potential Payments on Termination or Change in Control

The following table quantifies the potential payments and benefits to which the named executive officers would have been entitled if one of several different termination of employment or change in control events occurred on December 31, 2013. However, in the case of Ms. Wolf, the table quantifies the actual amounts paid or payable to her following her retirement. The amounts shown in the table do not include certain payments and benefits to the extent they are provided on a non-discriminatory basis to non-union employees generally upon a termination of employment, including accrued salary and vacation pay, 401(k) plan benefits, continued health and welfare coverage following an involuntary termination of employment and coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA). Mr. Bigelow would also be entitled to continued coverage under American Water’s retiree welfare benefit plans. All employees are also entitled to life insurance benefits of up to 1.5 times base salary, up to a maximum amount of $200,000, if death occurs while actively employed.

With regard to all options and restricted stock units subject to time-based vesting at December 31, 2013, the assumed values of the awards are shown in the table in the applicable columns. With regard to performance stock units that remain subject to performance-based vesting following the acceleration of service-based vesting, we have assumed that shares will be issued in respect of the performance stock units based on target performance, and that dividend equivalents will continue to accrue through the duration of the applicable performance period. The value of each stock option as to which vesting is accelerated is assumed to be equal to the product of the number of shares underlying the option multiplied by the difference between the exercise price per share and $42.26, the closing price of our common stock as reported on the NYSE Composite Tape on December 31, 2013. For restricted stock units and performance stock units, the value shown in the table is based on the number of restricted stock units or performance stock units multiplied by the $42.26 closing price on December 31, 2013. In addition, the value of accumulated dividends (and, for awards that remain subject to performance conditions through the end of the performance period, expected dividends for the remainder of the performance period) was included.

Name	Benefit	Voluntary Term	Early Normal Retirement	Involuntary Termination without Cause	Voluntary Term for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change in Control	Disability	Death	Change in Control (1)
Jeffry E. Sterba	Cash Severance	$—	$—	$1,968,750	$1,968,750	$—	$1,968,750	$—	$—	$—
	Outplacement Services	$—	$—	$12,000	$12,000	$—	$12,000	$—	$—	$—
	Deferred Compensation Benefits	$403,566	$403,566	$403,566	$403,566	$—	$607,603	$403,566	$607,603	$607,603
	Nonqualified Pension Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Qualified Pension Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Life Insurance and Employee Assistance Program	$—	$—	$633	$633	$—	$633	$—	$—	$—
	Options	$—	$—	$855,481	$855,481	$—	$1,387,100	$1,387,100	$1,387,100	$1,387,100
	Performance Stock Units	$—	$—	$3,889,796	$3,889,796	$—	$4,169,161	$3,889,796	$3,889,796	$4,169,161

	Total	$403,566	$403,566	$7,130,226	$7,130,226	$—	$8,145,247	$5,680,462	$5,884,499	$6,163,864

Name	Benefit	Voluntary Term	Early Normal Retirement	Involuntary Termination without Cause	Voluntary Term for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change in Control	Disability	Death	Change in Control (1)
Susan N. Story	Cash Severance	$—	$—	$936,250	$—	$—	$936,250	$—	$—	$—
	Outplacement Services	$—	$—	$12,000	$—	$—	$—	$—	$—	$—
	Deferred Compensation Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Nonqualified Pension Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Qualified Pension Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Life Insurance and Employee Assistance Program	$—	$—	$422	$—	$—	$422	$—	$—	$—
	Options	$—	$—	$—	$—	$—	$28,172	$28,172	$28,172	$28,172
	Performance Stock Units	$—	$—	$—	$—	$—	$2,295,377	$—	$—	$2,295,377

	Total	$—	$—	$948,672	$—	$—	$3,260,221	$28,172	$28,172	$2,323,549

Name	Benefit	Voluntary Term	Early Normal Retirement	Involuntary Termination without Cause	Voluntary Term for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change in Control	Disability	Death	Change in Control (1)
Walter J. Lynch	Cash Severance	$—	$—	$892,500	$—	$—	$892,500	$—	$—	$—
	Outplacement Services	$—	$—	$12,000	$—	$—	$—	$—	$—	$—
	Deferred Compensation Benefits	$506,639	$506,639	$506,639	$506,639	$—	$506,639	$506,639	$506,639	$506,639
	Nonqualified Pension Benefits	$535,404	ineligible	$535,404	$535,404	$535,404	$535,404	$1,385,965	$494,514	$535,404
	Qualified Pension Benefits	$203,491	ineligible	$203,491	$203,491	$203,491	$203,491	$538,301	$197,181	$203,491
	Life Insurance and Employee Assistance Program	$—	$—	$422	$—	$—	$422	$—	$—	$—
	Options	$—	$—	$—	$—	$—	$602,944	$602,944	$602,944	$602,944
	Performance Stock Units	$—	$—	$—	$—	$—	$1,789,401	$595,454	$595,454	$1,789,401

	Total	$1,245,534	$506,639	$2,150,456	$1,245,534	$738,895	$4,530,801	$3,630,303	$2,396,732	$3,637,879

Name	Benefit	Early Normal Retirement
Ellen C. Wolf	Cash Severance	$—
	Outplacement Services	$—
	Deferred Compensation Benefits	$366,907
	Nonqualified Pension Benefits	$—
	Qualified Pension Benefits	$163,986
	Life Insurance and Employee Assistance Program	$—
	Options	$—
	Performance Stock Units	$1,016,574

	Total	$1,547,467

Name	Benefit	Voluntary Term	Early Normal Retirement	Involuntary Termination without Cause	Voluntary Term for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change in Control	Disability	Death	Change in Control (1)
Kellye L. Walker	Cash Severance	$—	$—	$604,500	$—	$—	$604,500	$—	$—	$—
	Outplacement Services	$—	$—	$12,000	$—	$—	$—	$—	$—	$—
	Deferred Compensation Benefits	$86,156	$86,156	$86,156	$86,156	$—	$127,611	$86,156	$127,611	$127,611
	Nonqualified Pension Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Qualified Pension Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Life Insurance and Employee Assistance Program	$—	$—	$422	$—	$—	$422	$—	$—	$—
	Options	$—	$—	$—	$—	$—	$349,073	$349,073	$349,073	$349,073
	Performance Stock Units	$—	$—	$—	$—	$—	$1,029,980	$345,738	$345,738	$1,029,980

	Total	$86,156	$86,156	$703,078	$86,156	$—	$2,111,586	$780,967	$822,422	$1,506,664

Name	Benefit	Voluntary Term	Early Normal Retirement	Involuntary Termination without Cause	Voluntary Term for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change in Control	Disability	Death	Change in Control (1)
John R. Bigelow	Cash Severance	$—	$—	$465,000	$—	$—	$465,000	$—	$—	$—
	Outplacement Services	$—	$—	$12,000	$—	$—	$—	$—	$—	$—
	Deferred Compensation Benefits	$200,058	$200,058	$200,058	$200,058	$—	$200,058	$200,058	$200,058	$200,058
	Nonqualified Pension Benefits	$1,160,710	$1,160,710	$1,160,710	$1,160,710	$1,160,710	$1,160,710	$1,626,784	$1,037,443	$1,160,710
	Qualified Pension Benefits	$901,363	$901,363	$901,363	$901,363	$901,363	$901,363	$1,263,297	$829,518	$901,363
	Life Insurance and Employee Assistance Program	$—	$—	$422	$—	$—	$422	$—	$—	$—
	Options	$—	$—	$—	$—	$—	$188,764	$188,764	$188,764	$188,764
	Performance Stock Units	$—	$—	$—	$—	$—	$556,432	$187,005	$187,005	$556,432

	Total	$2,262,131	$2,262,131	$2,739,553	$2,262,131	$2,062,073	$3,472,749	$3,465,908	$2,442,788	$3,007,327

(1)	Pension and deferred compensation amounts shown in this column assume a termination of employment (other than an involuntary termination for cause) following a change in control. Performance stock unit amounts shown in this column are payable upon a change in control, without a termination of employment.

RELATED PERSON TRANSACTION PROCEDURES

We have adopted a written procedure for approving and ratifying related person transactions. The procedure covers transactions or series of transactions between directors, director nominees, employees and stockholders who own more than 5 percent of any class of voting securities, or immediate family members of any such persons, and American Water where any of the classes of persons described above has a direct or indirect material interest.

Permission for a related person transaction may only be granted in writing in advance by the following:

•	the audit committee of the board of directors in the case of transactions involving officers, directors, nominees or other employees in specified senior grade levels;

•	the ethics committee (comprised of members of management) in the case of all other employees; or

•	in any case, the board of directors, acting through its disinterested members only.

Transactions involving compensation of executive officers are reviewed and, if appropriate, approved by the compensation committee of the board of directors (or a group of our independent directors performing a similar function) as specified in the charter of the compensation committee.

Before any related person transaction is permitted, the following factors are to be considered:

•	the related person’s interest in the transaction;

•	the dollar value of the amount involved in the transaction;

•	the dollar value of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction is to be undertaken in the ordinary course of business of American Water;

•	whether the transaction with the related person is proposed to be entered into on terms more favorable to American Water than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to American Water of, the transaction; and

•	any other information regarding the transaction or the related person that are material in light of the circumstances of the particular transaction.

Approval of a related person transaction will be granted only if it is determined that, under all of the circumstances, the transaction is in the best interests of American Water and only so long as those interests outweigh any negative effects that may arise from permitting it to occur.

AUDIT COMMITTEE REPORT

The Audit Committee assists the board in its oversight of the integrity of American Water’s financial statements, compliance with legal and regulatory requirements and the performance of the internal audit function. Management is responsible for American Water’s internal controls, financial reporting process and compliance with legal and regulatory requirements. PricewaterhouseCoopers LLP, American Water’s independent registered public accounting firm, is responsible for performing an independent audit of American Water’s consolidated financial statements and for issuing a report on these financial statements and on the effectiveness of American Water’s internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the fiscal year ended December 31, 2013.

2.	The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees.”

3.	The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s conversations with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in American Water’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Martha Clark Goss (Chair)

Stephen P. Adik

William J. Marrazzo

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees paid to PricewaterhouseCoopers LLP for professional services rendered with respect to 2013 and 2012.

	Fiscal Year 2013	Fiscal Year 2012
Audit Fees(1)	$2,886,000	$3,800,400
Audit-Related Fees
Tax Fees(2)	450,597	217,263
All Other Fees(3)	5,564	180,044

Total	$3,342,161	$4,197,707

(1)	Represents fees for professional services provided in connection with the audit of the Company’s annual consolidated financial statements, reviews of the Company’s interim financial statements included on our quarterly reports on Form 10-Q, audits of the Company’s subsidiaries and services in connection with comfort letters, consents and procedures related to documents filed with the Securities and Exchange Commission.

(2)	Represents fees for professional services in connection with the review of the Company’s federal and state tax returns and tax advice related to tax compliance, tax planning and tax refund claims.

(3)	Represents fees for professional services provided in connection with business transformation and software licensing fees for disclosure checklists and accounting research tools.

Approval of audit and permitted non-audit services. The audit committee has the responsibility to approve in advance all audit and permitted non-audit services performed by its independent registered public accounting firm. As allowed by applicable law, the audit committee has delegated to its Chair the authority to grant pre-approval of audit and permitted non-audit services provided by its independent registered public accounting firm and associated fees up to a maximum of $20,000 per service provided and $50,000 in the aggregate per annum. The Chair of the audit committee reports any pre-approval of these services to the full audit committee at its next regularly scheduled meeting following the pre-approval.

(Proposal 2)

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed the firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for American Water during the fiscal year ending December 31, 2014, and is recommending that the stockholders ratify this appointment. PricewaterhouseCoopers LLP has served as our auditors since 1948. Although stockholder ratification is not required by our organizational documents, or applicable law, the board of directors is submitting the selection of PricewaterhouseCoopers LLP for ratification by stockholders as a matter of good corporate practice.

In the event the stockholders fail to ratify the appointment, the audit committee will reconsider its selection. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of our company and our stockholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative also will be available to respond to appropriate questions at the Annual Meeting.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote FOR the ratification of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2014.

(Proposal 3)

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the “Dodd-Frank Act,” enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Specifically, these rules address the information we must provide in the compensation discussion and analysis, compensation tables and related disclosures included in this proxy statement. In accordance with the advisory vote of our stockholders at our 2011 Annual Meeting of Stockholders, we are providing to our stockholders the opportunity to vote annually to approve, on an advisory basis, the compensation of our named executive officers.

As described more fully under “Compensation Discussion and Analysis,” our executive compensation philosophy and programs are designed to create a positive correlation of pay to performance, consistent with sound governance principles. We believe that our compensation philosophy and programs contribute to our overall objective of being a trusted steward of the environment, meeting or exceeding our customers’ expectations regarding water and wastewater service and value, and promoting the safety and well-being of our workforce, while simultaneously being the trusted stewards of our investors’ capital by creating stockholder value.

Accordingly, the board recommends that our stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of American Water Works Company, Inc. approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2014 annual meeting of stockholders.

While the vote is not binding on us, our compensation committee values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers.

STOCKHOLDER PROPOSALS

Any stockholder who, in accordance with SEC rules, wishes to present a proposal for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must submit the proposal to the Office of the Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, NJ 08043. Stockholder proposals for inclusion in our proxy statement for the 2015 Annual Meeting must be received on or before November 25, 2014 and must comply in all other respects with applicable SEC rules.

Any stockholder who wishes to propose any business to be considered by the stockholders at the 2015 Annual Meeting of Stockholders other than a proposal for inclusion in the proxy statement pursuant to the SEC’s rules, or who wants to nominate a person for election to the board of directors at that meeting, must notify the Office of the Secretary of American Water in writing and provide the specified information described in our Bylaws concerning the proposed business or nominee. The notice must be delivered to or mailed to the address set forth in the preceding paragraph and received at American Water’s principal executive offices no later than February 8, 2015. The requirements for such notice are set forth in our Bylaws, a copy of which can be obtained upon request directed to the Office of the Secretary at the address set forth above.

OTHER MATTERS

At the time this proxy statement went to press, we knew of no other matters that had been properly presented to be acted upon at the Annual Meeting. If any other matter is presented at the Annual Meeting, then your proxy will vote in accordance with his or her discretion.

Appendix A

Reconciliation of net income from continuing operations to adjusted net income from continuing operations.

	Year Ended December 31, 2013
	(In thousands except per share data)
	Income	Diluted Earnings Per Share

GAAP Net income	$369,264	$2.06
Add: After-tax impact of charges related to tender offer (a)	24,756	0.14

Adjusted net income (a non-GAAP financial measure)	$394,020	$2.20

(a)	Includes repurchase premium, transaction fees and write-off of unamortized debt issuance costs

Reconciliation of (i) total operation and maintenance expenses to adjusted regulated operation and maintenance expense and (ii) total operating revenues to adjusted regulated operating revenues; the adjusted amounts are used in the calculation of Regulated Operations and Maintenance Efficiency Ratio (adjusted regulated operation and maintenance expense divided by adjusted regulated operating revenues, expressed as a percentage)

	Years Ended December 31,
	(In thousands)
	2013	2012
Total Operation and Maintenance Expenses	$1,312,724	$1,350,040
Less:
Operation and maintenance expenses – Market-Based Operations	264,253	276,809
Operation and maintenance expenses – Other	(56,973)	(56,755)

Total Regulated Operation and Maintenance Expense	1,105,444	1,129,986
Less:
Regulated purchase water expense (a)	111,119	110,173
Allocation of non-Operation and maintenance expense	34,635	35,067

Adjusted Regulated Operation and Maintenance Expenses	$959,690	$984,746

Total Operating Revenues	$2,901,858	$2,876,889
Less:
Operating Revenues – Market-Based Operations	325,463	330,329
Operating Revenues – Other	(17,523)	(17,874)

Total Regulated operating revenues	2,593,918	2,564,434
Less:
Regulated purchase water revenues (a)	111,119	110,173

Adjusted Regulated Operating Revenues	$2,482,799	$2,454,261

Regulated Operations and Maintenance Efficiency Ratio	38.7%	40.1%

(a)	Calculation assumes purchased water revenues approximate purchased water expenses.

DIRECTIONS TO

AMERICAN WATER WORKS COMPANY, INC.

2014 ANNUAL MEETING OF STOCKHOLDERS

The Mansion

3000 Main Street

Voorhees, New Jersey 08043

FROM PHILADELPHIA / CENTER CITY: Take Ben Franklin Bridge to Route 70 East. Follow Route 70 East to Route 73 South. Follow Route 73 South to Evesham Road. Turn right on Evesham Road. Continue for 1 1⁄2 miles. Turn left into Main Street Complex.

FROM NORTH EAST PHILADELPHIA: Take Tacony Palmyra Bridge to Route 73 South. Follow Route 73 South to Evesham Road. Turn right on Evesham Road. Continue for 1 1⁄2 miles. Turn left into Main Street Complex.

FROM PHILADELPHIA INTERNATIONAL AIRPORT: Take Walt Whitman Bridge to Route 42 South. Follow Route 42 South to 295 North. Follow 295 North to Exit 32 (Route 561, Voorhees). Follow Route 561 to Evesham Road. Turn left on Evesham Road. Continue for 1  1⁄2 miles. Turn right into Main Street Complex.

FROM DELAWARE / MARYLAND: Take Delaware Memorial Bridge to 295 North. Follow 295 North to Exit 32 (Route 561, Voorhees). Follow Route 561 to Evesham Road. Turn left on Evesham Road. Continue for 1 1⁄2 miles. Turn right into Main Street Complex.

FROM NORTH JERSEY / NEW YORK: Take New Jersey Turnpike South to Exit 4. Follow to Route 73 South. Follow Route 73 South to Evesham Road. Turn right on Evesham Road. Continue for 1 1⁄2 miles. Turn left into Main Street Complex.

FROM ATLANTIC CITY AREA: Take Atlantic City Expressway to Route 73 North. Follow Route 73 North to Evesham Road. Turn left on Evesham Road. Continue for 1 1⁄2 miles. Turn left into Main Street Complex.

PARKING

COMPLIMENTARY SELF-PARKING IS AVAILABLE AT THE MANSION, 3000 MAIN STREET, VOORHEES, NEW JERSEY, 08043.

INFORMATION ABOUT ADVANCE REGISTRATION FOR ATTENDING THE MEETING

An admission card will be required to enter American Water’s annual meeting. Please follow the advance registration instructions below and an admission card will be mailed to you. Upon arrival at the annual meeting, you will be asked to present your admission card and appropriate picture identification to enter the meeting.

Attendance at the annual meeting is limited to American Water stockholders or their named representatives. We reserve the right to limit the number of representatives who may attend the meeting.

•	If you hold your American Water shares directly, and not through a broker, bank or other nominee, and you plan to attend the annual meeting, please send an annual meeting advance registration request, containing the information listed below, to:

American Water Investor Relations

1025 Laurel Oak Road

Voorhees, New Jersey 08043

Attention: Annual Meeting Advance Registration

Please include the following information:

•	Your name and complete mailing address.

•	If you will be naming a representative to attend the meeting on your behalf, the name, address and phone number of that individual;

•	If your American Water shares are held for you in a brokerage, bank or other institutional account and you wish to attend the annual meeting, please send an annual meeting advance registration request containing the information listed below, to the address listed above:

Please include the following information:

•	Your name and complete mailing address;

•	If you will be naming a representative to attend the meeting on your behalf, the name, address and phone number of that individual;

•	Proof that you own American Water shares (such as a letter from your bank or broker or a photocopy of a current brokerage or other account statement)

If you have questions regarding admission to the annual meeting, please visit our website at aw.investorrelations@amwater.com or call American Water’s Investor Relations department at 1-877-310-7174.

AMERICAN WATER WORKS COMPANY, INC. 1025 LAUREL OAK ROAD VOORHEES, NJ 08043

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/AWK2014

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M68703-P46188	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

AMERICAN WATER WORKS COMPANY, INC.
The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. Julie A. Dobson	☐	☐	☐			For	Against	Abstain
	1b. Paul J. Evanson	☐	☐	☐	2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year ended December 31, 2014.	☐	☐	☐
	1c. Martha Clark Goss	☐	☐	☐
	1d. Richard R. Grigg	☐	☐	☐
	1e. Julia L. Johnson	☐	☐	☐	3.	An advisory vote to approve executive compensation.	☐	☐	☐
	1f. George MacKenzie	☐	☐	☐
	1g. William J. Marrazzo	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
	1h. Susan N. Story	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2013 Annual Report on Form 10-K are available at www.proxyvote.com.

M68704-P46188

AMERICAN WATER WORKS COMPANY, INC. Annual Meeting of Stockholders May 9, 2014 10:00 AM, EDT This proxy is solicited by the Board of Directors

The undersigned stockholder of AMERICAN WATER WORKS COMPANY, INC., a Delaware corporation, hereby appoints George MacKenzie and Jeffry E. Sterba, or either of them, proxies, each with the power to appoint his substitute, to represent the undersigned and to vote, subject to the instructions on the reverse side, all of the shares of Common Stock of the Company that the stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Daylight Time, on May 9, 2014, at The Mansion, 3000 Main Street, Voorhees, New Jersey 08043, and any adjournment or postponement thereof.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side